UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

November 5, 2007 (August 27, 2007)

Date of Report (Date of earliest event reported)

Commission File No. 0-14225

EXAR CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	94-1741481
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification Number)

48720 Kato Road, Fremont, CA 94538

(Address of principal executive offices, zip code)

(510) 668-7000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This form 8-K/A is filed as an Amendment to the Current Report on Form 8-K filed by Exar Corporation (“Exar”) on August 28, 2007 (the Initial 8-K). This Amendment is being filed to include the Financial Statements of Sipex Corporation (“Sipex”) and the Pro Forma Financial Information relating to Exar’s acquisition of Sipex. Such information should be read in conjunction with the Initial 8-K.

Item 9.01.	Financial Statements and Exhibits.

(a) Financial statements of the businesses acquired.

The following financial statements are filed herewith:

SIPEX CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except par value)

(Unaudited)

	June 30, 2007	December 30, 2006
ASSETS
Current assets:
Cash and cash equivalents	$2,845	$13,041
Restricted cash	—	350
Short-term investment securities	597	2,388
Accounts receivable, less allowances of $685 and $551, respectively	5,427	6,222
Accounts receivable, related party, less allowances of $406 and $306, respectively	2,069	949
Inventories, net	11,356	15,586
Prepaid expenses and other current assets	1,914	1,641

Total current assets	24,208	40,177
Property, plant, and equipment, net	19,301	19,113
Restricted cash — noncurrent	58	57
Other assets	204	202

Total assets	$43,771	$59,549

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Current portion of long-term bank borrowing	$667	$667
Current portion of lease financing obligation	220	191
Accounts payable	8,360	10,331
Accrued expenses	5,582	7,185
Accrued restructuring costs	524	1,728
Deferred income, related party	5,248	5,543
Deferred income, other	2,014	2,555

Total current liabilities	22,615	28,200
Long-term bank borrowing	1,000	1,333
Long-term lease financing obligation	12,033	12,152
Long-term accrued restructuring costs	—	139
Convertible senior notes	26,224	25,826
Other long-term liabilities	22	24

Total liabilities	61,894	67,674

Commitment and contingencies (Note 15)
Stockholders’ deficit:
Preferred stock, $0.01 par value, 1,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.01 par value, 60,000 shares authorized; 18,986 and 18,390 shares issued and outstanding at June 30, 2007 and December 30, 2006, respectively	190	184
Additional paid-in capital	239,063	234,785
Accumulated deficit	(257,357)	(243,075)
Accumulated other comprehensive loss	(19)	(19)

Total stockholders’ deficit	(18,123)	(8,125)

Total liabilities and stockholders’ deficit	$43,771	$59,549

See accompanying notes to condensed consolidated financial statements

SIPEX CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30, 2007	July 1, 2006	June 30, 2007	July 1, 2006
Net sales	$9,857	$11,558	$18,615	$20,861
Net sales, related party	8,562	9,455	16,663	18,006

Total net sales	18,419	21,013	35,278	38,867

Cost of sales	8,177	9,781	15,250	19,959
Cost of sales, related party	6,241	7,366	11,588	15,237

Total cost of sales	14,418	17,147	26,838	35,196

Gross profit	4,001	3,866	8,440	3,671

Operating expenses:
Research and development	3,431	3,883	7,117	9,379
Marketing and selling	3,115	3,765	6,408	7,421
General and administrative	4,650	2,743	7,617	6,764
Restructuring and other	(103)	(22)	(40)	285

Total operating expenses	11,093	10,369	21,102	23,849

Loss from operations	(7,092)	(6,503)	(12,662)	(20,178)

Other income (expense):
Interest income	60	221	191	270
Interest expense	(897)	(582)	(1,731)	(765)
Other, net	—	59	—	101

Total other expense, net	(837)	(302)	(1,540)	(394)

Loss before income tax expense	(7,929)	(6,805)	(14,202)	(20,572)
Income tax expense	51	53	68	85

Net loss	$(7,980)	$(6,858)	$(14,270)	$(20,657)

Net loss per common share — basic and diluted	$(0.42)	$(0.39)	$(0.76)	$(1.16)
Weighted average common shares outstanding — basic and diluted	18,798	17,775	18,673	17,775

See accompanying notes to condensed consolidated financial statements

SIPEX CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	For the Six Months Ended
	June 30, 2007	July 1, 2006
Operating activities:
Net loss	$(14,270)	$(20,657)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation expense	1,836	1,729
Depreciation and amortization	1,074	8,145
Provision for inventories	—	1,217
Reversal of provision for purchase commitments on excess inventories	(222)	—
Provision for restructuring charges	(163)	285
Loss on disposal of fixed assets	—	9
Amortization of discount and issuance costs on convertible notes	398	93
Provision for uncollectible receivables and sales returns and allowances	623	246
Consulting services provided by related party	—	5
Changes in assets and liabilities:
Accounts receivable	(948)	(2,974)
Inventories	3,492	(1,040)
Prepaid expenses and other current assets	(260)	(1,264)
Other assets	(2)	31
Accounts payable	(1,911)	2,989
Accrued expenses	(573)	(1,949)
Accrued restructuring costs	(1,178)	(176)
Deferred income	(836)	568
Other long-term liabilities	(2)	27

Net cash used in operating activities	(12,942)	(12,716)

Investing activities:
Proceed from maturity of short-term investment securities	2,778	—
Purchase of short-term investment securities	(987)	(3,944)
Restricted cash (increase) decrease	350	(103)
Purchase of property, plant, and equipment	(1,324)	(842)

Net cash provided by (used in) investing activities	817	(4,889)

Financing activities:
Proceeds from issuance of common stock under employee stock plans	2,352	—
Proceeds from borrowing — related party	—	7,000
Repayment of borrowing — related party	—	(7,000)
Repayment of short-term bank borrowing	(333)	(3,000)
Proceeds from issuance of convertible senior notes and warrants	—	30,000
Debt issuance costs related to convertible senior notes	—	(1,015)
Net proceeds from lease financing obligation	—	12,578
Repayment of lease financing obligation	(90)	(161)

Net cash provided by financing activities	1,929	38,402

Increase (decrease) in cash and cash equivalents	(10,196)	20,797
Cash and cash equivalents at beginning of period	13,041	1,969

Cash and cash equivalents at end of period	$2,845	$22,766

Supplemental cash flow information:
Cash paid during the period for:
Income taxes	$26	$14

Interest	$1,155	$466

Supplemental disclosure of non-cash investing and financing activities:
Purchase of property, plant and equipment not paid at end of period	$109	$1,900

Receivable from exercise of stock options	$13	$—

Debt issuance costs not paid at the end of period	$—	$290

See accompanying notes to condensed consolidated financial statements

SIPEX CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 1. Description of Business and Basis of Presentation

Description of Business

Based in Milpitas, California, Sipex Corporation (“Sipex” or “Company”) was incorporated in May 1965 under the laws of the State of Massachusetts. The state of incorporation was changed from Massachusetts to Delaware in October 2003. Sipex designs, manufactures and markets high performance, analog integrated circuits or “ICs” that primarily are used by original equipment manufacturers, or OEMs, operating in the computing, consumer electronics, communications and networking infrastructure markets. Some of the end product applications that contain the Company’s ICs are cellular phones, base stations, computers, DVD players, and digital cameras. The Company’s products are sold either directly or through an international network of manufacturers’ representatives and distributors. The Company is a global company with operations in Asia, Europe and North America.

In an effort to achieve significant cost savings, in the third quarter of 2005, the Company decided to close down the Milpitas wafer fabrication facility and transfer its IC manufacturing processes from there to a wafer fabrication facility operated by Hangzhou Silan Integrated Circuit Co., Ltd. (“Silan”), in Hangzhou, China and a wafer fabrication facility operated by Episil Technologies, Inc. (“Episil”), in Taiwan. Definitive agreements regarding this transfer were entered into in February 2006, and the closure of the Milpitas fabrication facility was completed in early October 2006. In December 2006, the Company announced a workforce reduction plan that was implemented in response to its transitioning to a fabless semiconductor company, deemphasizing optical products, reducing dependency on commodity products and with the goal of improving its cost structure.

On May 7, 2007, Sipex entered into a definitive merger agreement with Exar Corporation (“Exar”) to combine the two companies. Under the terms of the agreement, which was approved by the Boards of Directors of both companies, Sipex stockholders will receive 0.6679 of a share of Exar common stock for each share of Sipex common stock. Exar stockholders will own approximately 67.6% and Sipex stockholders will own approximately 32.4% of Exar common stocks after completion of the transaction, which assumes conversion to common stock of Sipex’s outstanding convertible senior notes and the exercise of the related warrants. Both companies have scheduled respective stockholders meetings on August 23, 2007 whereby the proposed merger will be subjected to the vote of the respective stockholders of both companies.

Fiscal Year

The Company’s fiscal year is the 52 or 53 weeks ending on the last Saturday in December. Fiscal 2007 and fiscal 2006 are 52-week fiscal years. The second quarter of fiscal years 2007 and 2006 included 91 days from April 1, 2007 to June 30, 2007 and April 2, 2006 to July 1, 2006, respectively.

The Basis of Presentation and Significant Accounting Policies

The accompanying interim unaudited condensed consolidated financial statements have been prepared by Sipex without audit and reflect all adjustments, consisting only of normal recurring adjustments which are, in the opinion of management, necessary for a fair presentation of the Company’s financial position, results of operations and cash flows for the interim periods presented. The statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“generally accepted accounting principles”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 10-01 of Regulation S-X. Accordingly, they do not include all information and footnotes required by generally accepted accounting principles for annual consolidated financial statements.

The condensed financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant inter-company accounts and transactions have been eliminated in consolidation.

These unaudited condensed consolidated interim financial statements should be read in conjunction with the audited consolidated financial statements and accompanying notes included in the Company’s Annual Report on Form 10-K, Form 10-K/A Amendments No. 1 and No. 2 for the year ended December 30, 2006. The results of operations for the three and six months ended June 30, 2007 are not necessarily indicative of the operating results to be expected for the full fiscal year or future operating periods.

SIPEX CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the consolidated financial statements, during the six months ended June 30, 2007, the Company used cash in operating activities of $12.9 million. Additionally, the Company used cash of $27.9 million for operating activities for the year ended December 30, 2006. As of June 30, 2007, the Company had cash, cash equivalents and short-term investments of $3.4 million and its accumulated deficit was $257.4 million. These factors, among others, may indicate that the Company will be unable to continue as a going concern for a reasonable period of time.

The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that may be necessary should the Company be unable to continue as a going concern. The Company’s continuation as a going concern is dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis, to comply with the terms and covenants of its financing agreements, to obtain additional financing or refinancing as may be required, and ultimately to attain profitability. As noted above, the Company has entered into a definitive merger agreement with Exar. Should the merger with Exar not be completed, management intends to actively engage in several steps designed to enable the Company to meet the capital requirements of its business, which include continuing the Company’s efforts to obtain additional short- and long-term financing to fund operations and implementing efforts to reduce corporate expenditures.

Reverse Stock Split

On January 30, 2007, Sipex’s stockholders at a special meeting of stockholders approved a 1-for-2 reverse stock split. The reverse split became effective at 1:31 p.m. Pacific Standard Time on February 23, 2007. The par value of the common stock was not affected by the reverse stock split and remains at $0.01 per share. Consequently, the aggregate par value of the issued common stock was reduced by reclassifying the par value amount of the eliminated shares of common stock to additional paid-in capital in the Company’s condensed consolidated balance sheets. The Company has paid cash in lieu of any fractional shares to which a holder of common stock would otherwise be entitled as a result of the reverse stock split. The number of authorized shares of common stock remains unchanged. All shares and per share amounts, including all common stock equivalents (stock options, warrants and convertible notes) have been restated in the condensed consolidated financial statements and in the notes to condensed consolidated financial statements for all periods presented to reflect the reverse stock split.

Short-term Investments

Short-term investments of the Company primarily consist of commercial papers and money market funds with original maturities greater than 90 days and less than one year. Such investments are accounted for under Statement of Financial Accounting Standards (“SFAS”) No. 115, “Accounting for Certain Investments in Debt and Equity Securities” issued by the Financial Accounting Standards Board (“FASB”). Pursuant to the provisions of SFAS No. 115, the Company has classified its short-term investments as “held to maturity” which represent investments that the Company intends to hold to maturity and are recorded at amortized cost. As of June 30, 2007, short-term investments consisted of $0.6 million commercial papers.

Revenue Recognition

The Company recognizes revenue in accordance with the Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin 104, “Revenue Recognition” (“SAB 104”). SAB 104 requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services rendered; (3) the fee is fixed or determinable; and (4) collectibility is reasonably assured.

Prior to January 1, 2004, the Company entered into arrangements that were not within the original contractual distributor agreements in that the Company allowed return rights and other concessions beyond the levels provided in the distributor agreements. As a result, Company management concluded it is unable to reasonably estimate sales returns for arrangements with its distributor; accordingly, sales and related cost of sales on shipments to distributors are deferred until the resale to the end customer.

SIPEX CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

Sales to Future Electronics Inc. (“Future”), a distributor and related party (See Note 5), are made under an agreement that provides protection against price reductions of Sipex’s products in Future’s inventory. In addition, Future has stock rotation rights. Pursuant to these stock rotation rights, Future is permitted on a quarterly basis to return for credit up to 5% of its total purchases during the most recent three-month period.

Additionally, the Company is providing Future a quarterly scrap allowance credit against accounts receivable for up to 2% of the most recent three-month purchases when they provide the evidence of destruction of inventory of Sipex’s products up to this quarterly amount. As the price of products sold to Future is not fixed or determinable until resold by Future to the end customer, Sipex is using sell-through revenue recognition and deferring recognition of such sales and related cost of goods sold until the product is sold by Future to its customers.

Under sell-through revenue accounting, accounts receivable are recognized and inventory is relieved upon shipment to the distributor as title to the inventory is transferred upon shipment, at which point the Company has a legally enforceable right to collection under normal terms. The associated sales and cost of sales are deferred by recording “deferred income” (gross profit margin on these sales) as shown on the face of the consolidated balance sheet. When the related product is sold by the Company’s distributors to their end customers, Sipex recognizes previously deferred income as sales and cost of sales.

For non-distributor customers, the Company recognizes revenue when title to the product is transferred to the customers, which occurs upon shipment or delivery, depending upon the terms of the customer order, provided that persuasive evidence of a sales arrangement exists, the price is fixed and determinable, title has transferred, collection of the resulting receivables is reasonably assured, there are no customer acceptance requirements, and there are no remaining significant obligations. Provisions for returns and allowances for non-distributor customers are provided for at the time product sales are recognized. An allowance for sales returns and allowances for customers is recorded based on historical experience or specific identification of an event necessitating an allowance.

From time to time, Sipex develops custom products for various customers under engineering service contracts culminating in delivery of known functional development samples. The Company recognizes revenue under these agreements upon delivery of known functional development samples as delivery of such samples represents the culmination of utility of the contract to the customer and agreed-to milestones. Sipex recognizes the costs associated with these contracts as research and development expenses due to the uncertain nature of the development efforts until delivery of the known functional development samples. Certain of these engineering service contracts include payments in advance of delivery of known functional development samples. These payments are recorded in deferred income, other, until the time of delivery of the functional samples.

Property, Plant and Equipment

Property, plant and equipment are stated at cost. Depreciation is provided by using the straight-line method over their expected useful lives.

In September 2005, the Company tested its Milpitas corporate headquarters facility for impairment given that Sipex believed that there was a significant decline in the market price of the facility and determined that the carrying amount might not be recoverable. The Milpitas corporate headquarters facility housed the wafer fabrication operations as well as the sales and marketing department, the research and development department and the corporate administration functions. The headquarters facility does not have identifiable cash flows that are largely independent of the cash flows of other assets and liabilities of the Company. Accordingly, the Milpitas corporate headquarters facility, which includes all assets located at the Milpitas facility except for the wafer fabrication asset grouping, is included in the asset grouping which includes all assets and liabilities of the Company. No impairment loss was recognized given the carrying value of all assets and liabilities of the Company was less than the fair value, determined based on the quoted market value of the Company.

In November 2005, the Board of Directors approved the sale of the Company’s Milpitas corporate headquarters facility. As a result of this decision, the Company reduced the remaining estimated depreciable life for its headquarters building and related improvements from 25 years to approximately four months (See Note 12 regarding the sale and leaseback arrangement for Sipex’s headquarters facility), or through March 2006, the date the Company expected the sale leaseback of the Milpitas corporate headquarters facility would qualify as a sale. This change resulted in an increase in depreciation expense of $6.7 million (including $4.5 million included in cost of sales) recorded in the first quarter of fiscal year 2006. For the first six months of fiscal year 2007, no such additional depreciation was recorded.

SIPEX CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

In March 2006, the Company revised the remaining depreciable life of the Milpitas corporate headquarters facility when it was determined that the sale leaseback did not qualify as a sale transaction and was required to be accounted for as a financing transaction.

Note 2. Recent Accounting Pronouncements

In February 2006, FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments,” an amendment of FASB Statements No. 133 and 140. SFAS No. 155 will be effective for the Company beginning in the first quarter of 2007. The statement permits interests in hybrid financial instruments that contain an embedded derivative that would otherwise require bifurcation, to be accounted for as a single financial instrument at fair value, with changes in fair value recognized in earnings. This election is permitted on an instrument-by-instrument basis for all hybrid financial instruments held, obtained, or issued as of the adoption date. The adoption of SFAS No. 155 did not have a material impact on the Company’s financial statements.

In July 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”) as an interpretation of FASB Statement No. 109, “Accounting for Income Taxes” (“SFAS 109”). This Interpretation clarifies the accounting for uncertainty in income taxes recognized by prescribing a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This Interpretation also provides guidance on de-recognition of tax benefits previously recognized and additional disclosures for unrecognized tax benefits, interest and penalties. The evaluation of a tax position in accordance with this Interpretation begins with a determination as to whether it is more likely than not that a tax position will be sustained upon examination based on the technical merits of the position. A tax position that meets the more-likely-than-not recognition threshold is then measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement for recognition in the financial statements. Sipex adopted FIN 48 in the first quarter of fiscal year 2007, which resulted in no material impact on the Company’s financial statements (See Note 7).

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, the FASB having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. This Statement is required to be adopted by the Company in the first quarter of its fiscal year 2008. The Company is currently assessing the impact of the adoption of this Statement.

In December 2006, the FASB staff issued the FASB Staff Position (“FSP”) Emerging Issues Task Force (“EITF”) Issue No. 00-19-2, “Accounting for Registration Payment Arrangements” which specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement, should be separately recognized and measured in accordance with FASB Statement No. 5, “Accounting for Contingencies.” This FSP shall be effective immediately for registration payment arrangements and the financial instruments subject to those arrangements that are entered into or modified subsequent to the date of issuance of this FSP. For registration payment arrangements and financial instruments subject to those arrangements that were entered into prior to the issuance of this FSP, this guidance shall be effective for financial statements issued for fiscal years beginning after December 15, 2006, and interim periods within those fiscal years. The Company adopted this FSP in its first quarter of fiscal year 2007. The adoption did not have a material impact on the Company’s financial statements (See Note 4).

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115.” SFAS No. 159 permits companies to measure many financial instruments and certain other items at fair value at specified election dates. Unrealized gains and losses on these items will be reported in earnings at each subsequent reporting date. The fair value option may be applied instrument by instrument (with a few exceptions), is irrevocable and is applied only to entire instruments and not to portions of instruments. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. This Statement is required to be adopted by the Company in the first quarter of its fiscal year 2008. The Company is currently assessing the impact of the adoption of this Statement.

SIPEX CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

Note 3. Stock-Based Compensation

Stock-Based Compensation Plans

The Company currently maintains five option plans. They are the 1997 Stock Option Plan, 1999 Stock Option Plan, 2000 Non-Qualified Stock Option Plan, 2002 Non-statutory Stock Option Plan and 2006 Equity Incentive Plan under which 0.6 million, 0.6 million, 0.3 million, 1.0 million and 0.8 million shares were reserved for issuance, respectively. The plans generally allow for options which vest ratably over five years from the date of grant for options granted before May 2002 and four years for options granted after April 2002. These options expire ten years from the date of grant. In October 2002, the Board of Directors voted to reduce the number of shares available for issuance under the 2000 Non-qualified Stock Option Plan to 335,995. Approximately 3,419,000 shares of stock options were outstanding as of June 30, 2007 for all plans. As of June 30, 2007, approximately 690,000 shares of stock options were available for grant under all plans.

The Company also has an Employee Stock Purchase Plan (“ESPP”) under which eligible employees may purchase shares of the Company’s common stock through periodic payroll deductions of up to 10% of total compensation at the lesser of (i) 85% of the average market price of the common stock on the first business day of the six-month payment period and (ii) 85% of the average market price of the common stock on the last business day of the six-month payment period. The Company’s ESPP is considered compensatory under the provisions of SFAS No. 123 (revised 2004), “Share-Based Payment,” (“SFAS No. 123R”).

Under SFAS No. 123R, stock-based compensation expenses for stock option grants are based on the fair value calculated from a stock option pricing model on the date of grant. The Company has utilized the Black-Scholes single option pricing model to determine the fair value for stock option grants. The fair value of stock option grants issued is recognized as compensation expense on a straight-line basis over the requisite service period, which is the vesting period of the grants. Compensation expense recognized is shown in the operating activities section of the consolidated statements of cash flows. In addition, SFAS No. 123R requires the cash flows resulting from the tax benefits from tax deductions in exercise of the compensation cost recognized (excess tax benefits) to be classified as financing cash flows.

As part of the requirements of SFAS No. 123R, the Company is required to estimate potential forfeitures of stock grants and adjust compensation cost recorded accordingly. The estimate of forfeitures will be adjusted over the requisite service period to the extent that actual forfeitures differ, or are expected to differ, from such estimates. Changes in estimated forfeitures will be recognized in the period of change and will also impact the amount of stock compensation expenses to be recognized in future periods.

Valuation Assumptions

Valuation Method – The Company estimates the fair value of stock options granted by using the Black Scholes valuation model.

Expected Term — The Company has elected to use the “Simplified Method” outlined in SAB 107 to determine the expected term of its stock option grants.

Volatility — Volatility is based upon the Company’s historical stock price volatility. The Company considered historical volatility of a period generally commensurate with the expected or contractual term, as applicable, of the share option.

Risk Free Interest Rate — The Company continues to use the risk-free rate based on the U.S. Treasury yield curve in effect at the time of grant for the expected term of the option to be valued.

Dividend Yield — The Company does not currently intend to pay cash dividends. Therefore, the Company has assumed a dividend yield of zero.

SIPEX CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

The fair value of the Company’s stock-based awards to employees was estimated using the following weighted-average assumptions for the grants made in the three and six months ended June 30, 2007 and July 1, 2006:

Employee Stock Option Plans	For the Three Months Ended		For the Six Months Ended
	June 30, 2007	July 1, 2006	June 30, 2007	July 1, 2006
Expected life of options	6 years	6 years	6 years	6 years
Volatility	79%	89%	82%	91%
Risk-free interest rate	4.7%	5.0%	4.7%	4.8%
Dividend yield	—	—	—	—
Weighted average fair value options granted	$6.44	$4.96	$6.82	$3.80

ESPP	For the Three Months Ended		For the Six Months Ended
	June 30, 2007	July 1, 2006	June 30, 2007	July 1, 2006
Expected life of options	6 months	N/A *	6 months	N/A
Volatility	46%	N/A	46%	N/A
Risk-free interest rate	5.1%	N/A	5.1%	N/A
Dividend yield	—	N/A	—	N/A
Weighted average fair value options granted	$2.76	N/A	$2.76	N/A

*	Employee Stock Purchase Plan (ESPP) was not available to Sipex employees in the first six months of fiscal year 2006 due to delisting of the Company’s stock from Nasdaq.

Stock-Based Compensation Expense

The following table shows total employee and non-employee stock-based compensation expense recognized in the condensed consolidated statements of operations for the three and six months ended June 30, 2007 and July 1, 2006, pursuant to SFAS No. 123R (in thousands):

	For the Three Months Ended		For the Six Months Ended
	June 30, 2007	July 1, 2006	June 30, 2007	July 1, 2006
Cost of sales	$124	$(59)	$235	$68
Research and development	142	311	373	649
Marketing and selling	242	235	499	425
General and administrative	424	309	729	587

Stock-based compensation expense before income tax effect	932	796	1,836	1,729
Less income tax effect	—	—	—	—

Stock-based compensation expense after income tax effect	$932	$796	$1,836	$1,729

At June 30, 2007, there was approximately $248,000 of total unamortized compensation cost capitalized in inventory.

At June 30, 2007, there was a total of $5.8 million unrecognized compensation cost, net of estimated forfeitures, related to non-vested stock option awards which is expected to be recognized over a weighted-average period of approximately 31 months.

For the three and six months ended June 30, 2007, the Company’s loss before income taxes and net loss included approximately $0.9 million and $1.8 million, respectively, of employee stock-based compensation expense. For the three and six months ended July 1, 2006, the loss before income taxes and net loss included approximately $0.8 million and $1.7 million, respectively, of employee stock-based compensation expense.

SIPEX CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

During the three months ended June 30, 2007, the Company modified the stock options held by two key employees as part of their retention in the separation agreements with the Company. The agreements provide for acceleration of the vesting of approximately 51,000 shares of stock options. The Company recognizes the related stock-based compensation expense resulting from these modifications over the related requisite service period. For the three months ended June 30, 2007, the Company recorded an additional $111,000 stock-based compensation expense resulting from these modifications.

Also during the three months ended June 30, 2007, the Company modified the employment agreement of an officer. This modification will result in an acceleration of the unvested options held by the officer at the time of a change in control of the Company.

As the Company was not current with its filing with the SEC, employees who terminated from the Company during this period had been unable to exercise their stock options during the contractual 90 days of post-termination exercise period. The Company made a decision effective February 1, 2006 to extend the post-termination exercise period for former employees with approximately 25,000 and 88,000 vested stock options for the three and six months ended July 1, 2006, respectively, until the earlier of 1) such date that is ninety (90) days after the date that the former employees are able to freely exercise the options pursuant to a registration statement on Form S-8 filed by the Company or 2) December 31, 2006. As a result, the Company recorded stock-based compensation relating to such extension totaling $7,000 and $24,000 for the three and six months ended July 1, 2006, respectively.

Stock Options Activities

The following is a summary of option activity for the Company’s stock option plans for the six months ended June 30, 2007:

	Number of Options (in thousands)	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in thousands)
Outstanding at December 30, 2006	3,761	$5.88	7.81	$17,518
Granted	435	$9.21
Exercised	(563)	$3.75
Forfeited or expired	(214)	$10.84

Outstanding at June 30, 2007	3,419	$6.34	7.73	$11,757

Vested and expected to vest at June 30, 2007	3,207	$6.35	7.67	$11,147

Exercisable at June 30, 2007	1,581	$6.49	6.65	$6,472

The aggregate intrinsic value is calculated as the difference between the exercise price of the underlying options and the quoted price of our common stock that were in-the-money at June 30, 2007 and July 1, 2006. During the three and six months ended June 30, 2007, the aggregate intrinsic value of options exercised under the Company’s stock option plans was $1.4 million and $3.1 million, respectively. For the six months ended July 1, 2006, no stock options were exercised during that period.

During the second quarter of fiscal year 2007, 33,312 shares of common stock were purchased under the Company’s Employee Stock Purchase Plan. No shares were issued under ESPP during the first six months of fiscal year 2006. As of June 30, 2007, approximately 89,000 shares were available for issuance under ESPP. As part of the merger agreement with Exar, the Company suspended the ESPP for the second purchase period that would otherwise have started on July 1, 2007.

SIPEX CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

Note 4. Stockholder’s Deficit

Net Loss per Share

Basic net loss per share is based upon the weighted average number of common shares outstanding. Diluted net loss per share is based upon the weighted average number of common and common equivalent shares outstanding assuming dilution. Common equivalent shares, consisting of outstanding stock options, convertible debt and warrants, are included in the per-share calculations where the effect of their inclusion would be dilutive. As the Company had net losses for the three and six months ended June 30, 2007 and July 1, 2006, the weighted average number of common shares outstanding equals the weighted average number of common and common equivalent shares assuming dilution. Approximately 3,419,000 shares of stock options were outstanding with an average exercise price of $6.34 per share as of June 30, 2007 compared to approximately 3,576,000 shares of stock options with an average exercise price of $5.64 per share at July 1, 2006.

As of July 1, 2006, the Company’s $30.0 million of convertible notes issued in May 2006 were convertible into approximately 5,597,000 shares, if fully converted, of its common stock at an initial conversion price of $5.36 per share. In conjunction with the issuance of the notes, the Company issued warrants to purchase approximately 839,500 shares of its common stock. Each warrant is exercisable for one share of Sipex’s common stock at an initial exercise price of $6.432 per share, subject to adjustment upon certain events. The warrants are exercisable (in whole or in part) at any time on or before May 18, 2011, unless earlier terminated by Sipex. On December 21, 2006, Rodfre Holdings LLC (“Rodfre”), an affiliate of Alonim Investments Inc., Sipex’s largest stockholder and an affiliate of Future, Rodfre paid $2.7 million to exercise its warrant for 419,776 shares of Sipex common stock at $6.432 per share. In addition, the Company may pay interest in cash or, solely at its option, in shares of its common stock related to the notes. However, Sipex may only make interest payments in shares of its common stock if certain conditions are met (See Note 13).

Comprehensive Loss

Comprehensive loss is the total of net loss and all other revenue, expenses, gains and losses recorded directly in equity. The Company’s “accumulated other comprehensive loss” consists of foreign currency translation adjustments. The comprehensive loss equals the net loss for the three and six months ended June 30, 2007 and July 1, 2006 as there were no foreign currency translation adjustments and no tax effect on the components of accumulated other comprehensive loss for such periods.

Stockholders’ Deficit

In the first fiscal quarter of 2007, the Company adopted FSP EITF Issue No. 00-19-2, “Accounting for Registration Payment Arrangements,” which specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement, should be separately recognized and measured in accordance with FASB Statement No. 5, “Accounting for Contingencies.” As a result of the adoption, the Company’s beginning balance for accumulated deficit and the derivative liability were increased by $12,000. A reconciliation of the activity in the stockholders’ deficit accounts for the three and six months ended June 30, 2007 is as follows (in thousands, except per-share information):

	Common Stock				Accumulated Other Comprehensive Loss	Total Stockholders’ Equity (Deficit)
	Number of Shares	$0.01 Par Value	Additional Paid- in Capital	Accumulated Deficit
Balances at December 30, 2006	18,390	$184	$234,785	$(243,075)	$(19)	$(8,125)
Cumulative effect of adoption of FSP EITF Issue No. 00-19-2				(12)		(12)
Net loss and comprehensive loss	—	—	—	(6,290)	—	(6,290)
Issuance of common stock under employee stock option plans	297	3	1,065	—	—	1,068
Stock-based compensation	—	—	956	—	—	956

Balances at March 31, 2007	18,687	187	236,806	(249,377)	(19)	(12,403)
Net loss and comprehensive loss	—	—	—	(7,980)	—	(7,980)
Issuance of common stock under employee stock plans	299	3	1,295	—	—	1,298
Stock-based compensation	—	—	962	—	—	962

Balances at June 30, 2007	18,986	$190	$239,063	$(257,357)	$(19)	$(18,123)

SIPEX CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

Note 5. Related Party Transactions

Future is a related party and its affiliates own approximately 8.6 million shares or 45% of Sipex’s outstanding common stock as of June 30, 2007. Sipex has a distribution agreement that provides for Future to act as the Company’s sole distributor for certain products within North America and Europe. Sales to Future are made under an agreement that provides protection against price reduction for its inventory of Sipex’s products. The Company recognizes revenue on sales to Future under the distribution agreement when Future sells the products to end customers. Future has historically accounted for a significant portion of the Company’s revenues. It is the Company’s largest distributor worldwide and accounted for 46% and 45%, respectively, of its total net sales for the three months ended June 30, 2007 and July 1, 2006, and accounted for 47% and 46%, respectively, of its total net sales for the six months ended June 30, 2007 and July 1, 2006.

From time to time, Future provides services and/or incurs expenses on behalf of the Company. The fair value of the unreimbursed expenses and uncompensated services rendered by Future has been recorded in the Company’s condensed consolidated financial statements as capital contributions. For the three and six months ended June 30, 2007, there were no such un-reimbursed expenses or uncompensated services rendered by Future. For the three and six months ended July 1, 2006, the Company recorded none and $5,000 of such expenses, respectively.

In addition, Sipex incurred expense to Future totaling approximately $35,000 and $37,000 for marketing promotional materials, temporary accounting services and used furniture sold to the Company for the three and six months ended June 30, 2007. No such expenses were recorded for the three and six months ended July 1, 2006.

On January 19, 2006, Sipex completed a $7.0 million private loan financing in which the Company issued a 9% secured note with convertible interest due January 19, 2008 to the affiliates of Future, which could provide these affiliates with the opportunity to obtain additional shares of Sipex’s common stock. The loan was repaid in March 2006. For the three and six months ended July 1, 2006, Sipex incurred interest expense totaling $86,000 related to the $7.0 million note with Future.

As discussed in Note 13, on May 16, 2006, Sipex placed $30.0 million of its 5.5% Redeemable Convertible Senior Notes (“2006 Notes”) due 2026 and related warrants in a private placement transaction to accredited investors in reliance on Regulation D under the Securities Act of 1933, as amended (the “Securities Act”). Rodfre Holdings LLC (“Rodfre”), an affiliate of Alonim Investments Inc., Sipex’s largest stockholder, and an affiliate of Future, purchased 50% of the 2006 Notes or $15.0 million aggregate principal amount being placed in this offering. The 2006 Notes will mature on May 18, 2026 and bear interest at an annual rate of 5.5% payable semi-annually on May 15 and November 15 of each year, beginning on November 15, 2006. On December 21, 2006, Rodfre paid $2.7 million to exercise its warrant for 419,776 shares of Sipex common stock at $6.432 per share. Rodfre has agreed to convert its $15 million aggregate principal amount of the 2006 Notes into Sipex common stock with such conversion to be effective immediately prior to the effective time of the merger. As of June 30, 2007, the affiliates of Future held 8.6 million shares, or 45% of the Company’s outstanding common stock.

Interest expense incurred by Sipex relating to the $15.0 million portion of the 2006 Notes sold to Rodfre totaled $265,000 and $496,000 for the three and six months ended June 30, 2007. For the three and six months ended July 1, 2006, interest expenses incurred by Sipex relating to the $15.0 million portion of the 2006 Notes were $140,000.

On September 8, 2006, Sipex appointed two executive vice presidents of Future to its Board of Directors. The Board has determined that both new directors are not independent within the meaning of Rule 4200(a) (15) of the NASDAQ Manual by virtue of their relationships with Future. Accordingly, the Board does not expect to appoint them to any standing committees of the Board. In connection with their appointment as directors, both new directors have agreed to recuse themselves from any Board discussions that relate to transactions between Sipex and Future.

On March 29, 2007, the Company entered into a Securities Purchase Agreement with Rodfre to provide an unsecured promissory note facility of up to $10.0 million. This facility expires, and the borrowings and accrued interest under any notes issued under this facility are due and payable, on June 30, 2008, or upon certain other events such as a change of control. Borrowings under this promissory note facility bear interest of 9% per annum subject to an increased interest rate of up to 20% in case of default or after maturity. This promissory note facility is subordinate to the Company’s Loan and Security Agreement with Silicon Valley Bank and to its 5.5% Redeemable Convertible Senior Notes due in 2026. No borrowing was made under the promissory note facility in the three and six months ended June 30, 2007.

SIPEX CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

Note 6. Restructuring and Other

Below is a summary of the activities related to restructuring (in thousands):

	Facility Costs	Employee Costs	Total Restructuring Costs
Accrual balance, December 30, 2006	$993	$874	$1,867
Incurred	—	8	8
Charges utilized	(209)	(384)	(593)
Sub-lease income received	69	—	69
Adjustments to accrual	18	(23)	(5)

Accrual balance, March 31, 2007	871	475	1,346
Incurred	—	9	9
Charges utilized	(435)	(316)	(751)
Sub-lease income received	95	—	95
Adjustments to accrual	(25)	(150)	(175)

Accrual balance, June 30, 2007	$506	$18	$524

In addition to the restructuring costs incurred above, for the three and six months ended June 30, 2007, the Company incurred $63,000 and $123,000, respectively, of facility costs related to the unused fabrication portion of the Company’s headquarters facility in Milpitas, California, due to the transfer of wafer fabrication to Silan.

During the three and six months ended June 30, 2007, for the unused portion of the Billerica facility initiated in October 2003, the Company utilized the restructuring accrual totaling $206,000 and $394,000, respectively, which primarily consisted of lease costs. Adjustments to the accrual for the Billerica facility for the three and six months ended June 30, 2007, were primarily related to sub-lease income of $95,000 and $164,000, respectively, recorded on a cash basis due to the uncertainty of collectibility. And the adjustment to the accrual for employee costs during the second quarter of fiscal year 2007 was primarily due to the change in management’s restructuring plan for Belgium employees.

During the three and six months ended June 30, 2007, for a workforce reduction plan initiated in the fourth quarter of 2006, the Company utilized $316,000 and $700,000, respectively. For facility costs related to the Milpitas wafer fabrication closure, restructuring charges utilized for the three and six months ended June 30, 2007, totaling zero and $21,000, respectively, for facility decontamination. For the three and six months ended June 30, 2007, the Company utilized $228,000 for settling contractual obligation related to the closure of the Milpitas fabrication facility. There were no such activities in the first three months of fiscal year 2007.

As of June 30, 2007, the balance of the restructuring accrual primarily consisted of employee severance costs, Milpitas facility decontamination costs and Billerica facility lease costs. These costs are expected to be paid over the next nine months. The balance of the accrual as of June 30, 2007 was approximately $0.5 million, all of which was the short-term portion.

Note 7. Income Tax Expense

The Company adopted FIN 48 on December 31, 2006. As a result of the implementation of FIN 48, the Company recognized no material adjustment in the liability for unrecognized income tax benefits. At the adoption date of December 31, 2006, the Company had approximately $2.8 million of unrecognized tax benefits, all of which would affect its effective tax rate if recognized before consideration of changes in valuation allowance. At June 30, 2007, the Company had $2.9 million of unrecognized tax benefits. In addition, the Company recognizes interest and penalties related to uncertain tax positions in income tax expense. At the adoption date of December 31, 2006, the Company had approximately $53,000 of accrued interest and penalties for uncertain tax positions primarily from its foreign operations. For the three and six months ended June 30, 2007, the Company accrued $6,000 and $10,000 of interest and penalties related to its uncertain tax positions, respectively.

At December 30, 2006, the Company had approximately $207.4 million, $73.6 million, and $131.7 million of federal, California, and Massachusetts net operating loss carryforwards, respectively. The Company believes it has had multiple ownership changes, as defined by Section 382 of the Internal Revenue Code (IRC), due to significant stock transactions in previous years that will limit the future realization of its net operating loss carryforwards.

SIPEX CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

Based on estimates prepared to date, the Company believes Section 382 could result in the forfeiture of approximately $75.4 million of net operating loss carryforwards for federal income tax purposes and $31.5 million of net operating loss carryforwards for Massachusetts income tax purposes. Management believes there could also be an impact on the Company’s ability to utilize California net operating loss carryforwards as a result of Section 382. As the Company’s analysis is incomplete, these estimates are uncertain. The net operating loss carryforwards begin to expire in 2007 for federal and Massachusetts purposes and 2012 for California purposes.

As of December 30, 2006, the Company had research and development tax credit carryforwards of approximately $3.1 million, $3.5 million, and $0.1 million which can be used to reduce future federal, California, and Massachusetts income taxes, respectively. Federal research and development tax credit carryforwards will expire beginning in fiscal 2010 through 2026. California and Massachusetts research and development tax credits will carry forward indefinitely. In addition, based on estimates prepared to date, the Company believes that $2.0 million of the federal research tax credit carryforwards could be subject to forfeiture due to Section 382 ownership changes under IRC Section 383.

As of December 30, 2006, the Company had unused California manufacturers’ investment credits of approximately $2.1 million, which will expire beginning in fiscal 2007 through 2013. Management believes there could also be an impact on the Company’s ability to utilize the California manufacturers’ investment credits as a result of Section 382.

The Company has recorded a 100% valuation allowance against its net deferred tax assets, due to the uncertainty regarding the magnitude of the Section 382 and 383 limitations as well as uncertainty concerning future taxable income.

Sipex’s income tax expense primarily relates to its foreign operations as the Company continues to incur losses from domestic operations. The Company recorded income tax expense of $51,000 and $53,000 for the three months ended June 30, 2007 and July 1, 2006, respectively, and recorded $68,000 and $85,000 for the six months ended June 30, 2007 and July 1, 2006, respectively.

Note 8. Inventories

Inventories, net, are as follows (in thousands):

	June 30, 2007	December 30, 2006
Raw materials	$160	$768
Work-in-process	8,312	10,518
Finished goods	2,884	4,300

Total	$11,356	$15,586

Note 9. Accrued Expenses

Accrued expenses are as follows (in thousands):

	June 30, 2007	December 30, 2006
Accrued compensation and benefits	$2,942	$2,815
Accrued audit fees	445	574
Accrued provision for purchase commitment on excess inventories	375	1,417
Accrued income taxes	367	340
Accrued commissions	364	444
Accrued warranty	334	259
Accrued interest and related derivative liability	283	679
Accrued legal fees	53	251
Accrued royalties	47	19
Other	372	387

	$5,582	$7,185

SIPEX CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

Note 10. Borrowing Arrangements

On July 21, 2005, Sipex entered into a Loan and Security Agreement (the “Agreement”), as amended, with Silicon Valley Bank, which has an expiration date of September 29, 2007. The Agreement provides for a secured revolving line of credit with aggregate borrowings up to $5,000,000 limited to the available borrowing base (eligible accounts receivable as defined in the Agreement) plus $2,000,000. Available borrowings are further reduced by letters of credit which may be issued under the Agreement on behalf of the Company. Borrowings under the revolving line of credit bear an interest rate, chosen by the Company, at the bank’s prime rate plus 3%. Under the Agreement, Sipex has granted the bank a security interest in all presently existing and later acquired collateral, including but not limited to goods, equipment, inventory, contract rights, and financial assets with the exception of Sipex’s headquarters property in Milpitas, California, which was sold in March 2006 (See Note 12). On March 9, 2006, Sipex entered into a sale and leaseback transaction with Mission West Properties, L.P. for its headquarters facility, located at 233 South Hillview Drive in Milpitas, California. Sipex has provided a security deposit of $1,265,000 in the form of an irrevocable standby letter of credit issued to Mission West Properties, L.P. under its $5,000,000 line of credit with Silicon Valley Bank. The agreement was amended on June 26, 2007, which requires the Company to comply with a minimum liquidity ratio of 1.50:1.00 at each fiscal month end. The liquidity ratio is calculated as the sum of (i) Sipex’s unrestricted cash and cash equivalents, short-term marketable securities and 50% of consolidated Accounts (as defined in the Agreement) divided by (ii) the Obligations as defined in the agreement. In addition, the Company must maintain, as of the last day of each fiscal quarter, a tangible net worth (deficit) (as defined in the Agreement) of at least the amount set forth below:

Fiscal Quarter Ending	Minimum Tangible Net Worth (Deficit)
September 30, 2006	$600,000
December 30, 2006	($5,500,000)
March 31, 2007	($10,000,000)
June 30, 2007	($20,000,000)
Each fiscal quarter thereafter	$2,500,000 plus 50% of any positive net income for each fiscal quarter thereafter

The Agreement contains additional affirmative covenants, including, among others, covenants regarding the payment of taxes and other obligations, maintenance of insurance, reporting requirements and compliance with applicable laws and regulations. In addition, the Agreement contains negative covenants limiting the Company’s ability to dispose of assets, change its business plans, be acquired or beneficially owned, merge or consolidate, incur indebtedness, grant liens, make investments, pay dividends, repurchase stock, and pay subordinated debt. The agreement contains events of default that include, among others, non-payment of principal, interest or fees, inaccuracy of representations and warranties, violations of covenants, bankruptcy and insolvency events, any material adverse change, material judgments, cross defaults to certain other indebtedness and seizure of assets. The occurrence of an event of default will increase the applicable rate of interest by 5.0% and would, unless waived by Silicon Valley Bank, result in the immediate payment of all of its obligations under the agreement. As of June 30, 2007, the unused portion of the line of credit was $3,735,000. This amount was subsequently borrowed by the Company in July 2007 (See Note 16).

As part of the Agreement, in addition to the $5,000,000 secured revolving line of credit, Sipex can borrow under the term loans from September 28, 2006 to December 31, 2006 in an aggregate amount not to exceed $2,000,000. Interest accrues from the date of each term loan at a fixed rate of 9.25% per annum. Each term loan shall be payable in thirty-six (36) equal monthly installments of principal plus accrued interest. When repaid or prepaid, the term loan may not be re-borrowed. As of June 30, 2007, $1,667,000 was outstanding under the term loan, of which $667,000 was the short-term portion and $1,000,000 was the long-term portion. The Company currently does not expect to maintain compliance with the financial covenants as of the end of the fiscal quarter ending September 29, 2007. If the Company is unable to obtain a waiver from Silicon Valley Bank, the Company may be required to repay the unpaid portion of the term loan at such date upon demand by Silicon Valley Bank. For the three and six months ended June 30, 2007, the interest expense incurred for the loan was approximately $40,000 and $84,000, respectively.

SIPEX CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

Any borrowings under the line of credit are due and all outstanding advances must be repaid, and all outstanding letters of credit must be cash collateralized upon the earlier of September 29, 2007 or a liquidity event which includes changes in ownership, a merger, an acquisition or the receipt of net proceeds from the consummation of an equity financing of no less than $10,000,000.

On March 29, 2007, the Company entered into a Securities Purchase Agreement with Rodfre, an affiliate of Future. This agreement creates a promissory note facility which provides from time to time the Company may issue to Rodfre up to $10.0 million of 9% Unsecured Junior Notes in exchange for cash equal to the principal amounts of each note. The notes have customary events of default, including defaults upon failure to pay interest or principal amounts when due, breach of covenants (with a 15-day grace period), breach of representations and warranties, default on other indebtedness in excess of $1.0 million, or upon insolvency events. The holders of the notes will also have the option of demanding repayment of any outstanding amounts owed pursuant to the notes within 30 days of a change in control of Sipex. As of June 30, 2007, there was no borrowing against the promissory note facility.

Note 11. Accrued Warranty

The Company’s products are sold with warranties ranging from one to two years depending upon the customers. Reserve requirements are recorded in the period of sale and are based on an assessment of the products sold with warranty and historical warranty costs incurred. The Company also assesses its pre-existing warranty obligations and may adjust the amounts based on actual experience or changes in future expectations.

Changes in Sipex’s warranty liability for the six months ended June 30, 2007 and July 1, 2006 are as follows (in thousands):

	For the Six Months Ended
	June 30, 2007	July 1, 2006
Beginning accrued warranty	$259	$87
Warranty claims	(38)	(9)
Accruals for the period	113	(46)

Ending accrued warranty	$334	$32

Note 12. Lease Financing Obligation

On March 9, 2006, the Company entered into an Agreement for Purchase and Sale of Real Property with Mission West Properties, L.P. The agreement provides for the sale of the Company’s headquarters facility, located at 233 South Hillview Drive in Milpitas, California (the “Hillview facility”), to Mission West Properties, L.P. for a price of $13.4 million in cash. The Company incurred commission and selling costs of $0.8 million. The Hillview facility primarily consists of two connected buildings with approximately 95,700 total square feet (which includes 20,000 square feet of Class 10 clean room), 293 on-site surface parking spaces, and the underlying land with improvements and all fixtures attached thereto. Simultaneously, the Company entered into a Standard Form Lease agreement to lease back the Hillview facility from Mission West Properties, L.P. The lease term is 60 months with average lease payments of approximately $1.4 million per year. Further, the Company will have an option to extend the lease for an additional five years when the current term expires.

The Company provides a security deposit of $1.3 million in the form of an irrevocable standby letter of credit issued to Mission West Properties, L.P. under its $5.0 million revolving line of credit with Silicon Valley Bank (See Note 10). The security deposit is held as security for the faithful performance by Sipex for all of the terms, covenants, and conditions prescribed under the lease agreement. Accordingly, the Company has accounted for this sale and leaseback transaction as a financing transaction shown on the condensed consolidated balance sheet as “lease financing obligation.” With the initial obligation recorded at $12.6 million, which represents net proceeds from the sale of the Hillview facility, no gain or loss was recorded upon the sale. The effective-interest rate for the lease financing obligation is 9.3% which approximates the Company’s estimated borrowing rate at that time. Depreciation for the Hillview facility is recorded over the straight-line method for the remaining useful life.

SIPEX CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

Future minimum lease payments for the lease financing obligation as of June 30, 2007 are as follows (in thousands):

Fiscal year ending December
2007 (remaining 6 months)	$668
2008	1,368
2009	1,408
2010	1,449
2011	11,453

Total minimum lease payments	16,346
Less: amount representing interest	4,093

Present value of minimum lease payments	12,253
Less: current portion of lease financing obligation	220

Long-term lease financing obligation	$12,033

For the three and six months ended June 30, 2007, interest expense totaled $285,000 and $571,000, respectively, for the lease financing obligation. For the three and six months ended July 1, 2006, interest expense totaled $289,000 and $352,000, respectively.

Note 13. Convertible Senior Notes

Terms and Conditions

On May 18, 2006, Sipex issued $30.0 million of 5.5% Redeemable Convertible Senior Notes due in 2026 (“2006 Notes”) in a private placement. Rodfre, an affiliate of Future, purchased 50% of the 2006 Notes or $15.0 million aggregate principal amount being sold in this offering. The remainder of the 2006 Notes was purchased by other accredited investors. The Company intends to use the net proceeds of approximately $29.0 million for general corporate purposes.

The 2006 Notes will mature on May 18, 2026 and bear interest at an annual rate of 5.5% payable semi-annually on May 15 and November 15 of each year, beginning on November 15, 2006. Sipex may pay interest in cash or, solely at its option, in shares of its common stock. However, Sipex may only make interest payments in shares of its common stock if certain conditions in the indenture are met, including, among other things, that a registration statement related to shares issuable under the terms of the 2006 Notes and related warrants as noted below has been declared effective and is available for the resale of any such interest shares, or other exemption from federal securities laws is available for the resale of such interest shares, and that Sipex’s common stock is listed on the Nasdaq Capital Market Exchange, the New York Stock Exchange or another national exchange. In addition, common stock used to pay any such interest will be valued at ninety percent (90%) of the market price of the common stock as of two days prior to the date of payment of such interest.

The 2006 Notes are convertible into Sipex’s common stock at any time prior to maturity, initially at a conversion price of $5.36 per share, subject to adjustment upon certain events, including, among other things, dividends, stock splits and recapitalizations. If fully converted, the principal amount of the 2006 Notes would convert into 5,597,015 shares of the Company’s common stock.

At any time prior to maturity, the Company may elect to automatically convert some or all of the 2006 Notes into shares of Sipex’s common stock if the daily closing price of its common stock exceeds one hundred fifty percent (150%) of the then applicable conversion price (initially $8.04 per share) for 20 trading days during any 30 trading-day period ending within 5 days of the notice of automatic conversion and either (a) a registration statement covering the resale of the common stock issued upon conversion is effective and available for use from the date Sipex notifies the holder of the 2006 Notes of the automatic conversion and Sipex reasonably expects such registration statement to remain effective through and including the earlier of the date of the automatic conversion or the last date on which the registration statement registering the resale of such common stock is required to be kept effective under the terms of the registration rights agreement, or (b) the common stock to be issued upon conversion may be sold pursuant to Rule 144(k) under the Securities Act.

SIPEX CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

Pursuant to a lock-up and standstill agreement entered in connection with the merger with Exar, Rodfre, the holder of 50% of the outstanding amount of the 2006 Notes, has agreed to convert the 2006 Notes into Sipex common stock effective immediately prior to the effective time of the merger. The remaining holders of the 2006 Notes have also agreed to convert their 2006 Notes into Sipex common stock immediately prior to the effective time of the merger, subject to the conditions that (a) the average price of Sipex common stock has exceeded one hundred fifty percent (150%) of the conversion price then in effect for at least twenty trading days during the thirty trading day period ending one day prior to closing of the merger and (b) the Average Daily Volume (as defined in the Indenture entered into in connection with the 2006 Notes) for Sipex common stock shall not be less than three hundred seventy-five thousand dollars ($375,000) during such period.

At any time on or after May 21, 2009, Sipex may redeem some or all of the 2006 Notes at 100% of the principal amount plus accrued and unpaid interest to, but excluding, the redemption date. If Sipex elects to redeem the 2006 Notes, it will provide notice of redemption to the holders of the 2006 Notes not less than 20 days and not more than 90 days before the redemption date.

The holders of the 2006 Notes may require Sipex to repurchase the 2006 Notes for cash on May 15, 2011, May 15, 2016 or May 15, 2021, at a price equal to 100% of the principal amount plus accrued and unpaid interest, if any, to, but excluding, the applicable repurchase date.

Upon a change of control or a termination of trading that occurs after such time as Sipex’s common stock has been listed for trading on the Nasdaq Capital Market Exchange, the New York Stock Exchange or other national automated quotation system or securities exchange, the holders of the 2006 Notes may require Sipex to repurchase the 2006 Notes in cash at a price equal to 100% of the principal amount of the 2006 Notes plus accrued and unpaid interest, if any, to, but excluding the applicable repurchase date.

The 2006 Notes contain certain covenants applicable to Sipex, including a covenant restricting the amount of indebtedness that Sipex can incur that is senior or pari passu with the 2006 Notes to an aggregate principal amount of $7.5 million, unless such restriction is waived by holders of over 66 2/3% of the principal amount of the 2006 Notes then outstanding. In addition, an event of default would occur under the 2006 Notes for a number of reasons, including the Company’s failure to pay when due any principal, interest or late charges on the 2006 Notes, the default and acceleration of indebtedness with the Company’s bank and other lenders in amounts greater than $2.5 million, certain events of bankruptcy and its breach or failure to perform certain representations and obligations under the 2006 Notes. Upon the occurrence of an event of default, the Company’s obligations under the 2006 Notes may become due and payable in accordance with the terms thereof. Further, the holders of the 2006 Notes have imposed dividend restriction on Sipex.

In conjunction with the issuance of the 2006 Notes, the Company issued warrants to purchase an aggregate of 839,552 shares of its common stock to the accredited investors. Each warrant is exercisable for one share of Sipex’s common stock at an initial exercise price of $6.432 per share, subject to adjustment upon certain events, including, among other things, dividends, stock splits and recapitalizations. The warrants are exercisable (in whole or in part) at any time on or before May 18, 2011, unless earlier terminated by Sipex. On December 21, 2006, Rodfre paid $2.7 million to exercise its warrant for 419,776 shares of Sipex common stock at $6.432 per share. As of June 30, 2007, the affiliates of Future held 8.6 million shares, or 45% of the Company’s outstanding capital stock.

At any time after May 18, 2009, Sipex may terminate the remaining warrants if the closing price of its common stock exceeds 200% of the exercise price for at least 20 trading days during any 30 trading-day period. Such warrants will expire 90 days after the mailing date of the notice of termination. Any unexercised warrants with exercise prices below the then current fair market value as of the date of termination will automatically be deemed exercised in full pursuant to a cashless exercise. Each of the unexercised warrants will expire at 5:00 p.m., New York City time, on May 18, 2011, unless earlier terminated as described above.

As Sipex was not current in its SEC filings by August 15, 2006, Sipex incurred additional interest on the 2006 Notes at an annual rate of 1.5% for the period beginning August 16, 2006 and ending on September 21, 2006, the date that the Company’s filings became current. In addition, Sipex’s common stock was not listed on the Nasdaq Capital Market Exchange, the New York Stock Exchange or another national exchange or automated quotation system by December 31, 2006. Sipex will pay additional interest on the 2006 Notes at an annual rate of 1.5% for the period beginning January 1, 2007 through the date that its common stock becomes listed for trading on one of the national exchanges. The Company’s common stock was traded on Nasdaq Capital Market Exchange on April 11, 2007. The registration statement was declared effective on July 6, 2007. On July 16, 2007, the Company’s stock started trading on Nasdaq Global Market Exchange.

SIPEX CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

Valuation of the 2006 Notes, Beneficial Conversion Feature, Warrants and Penalties

The 2006 Notes were initially recorded during the second quarter of 2006 at $25.4 million representing their face values of $30.0 million, less estimated fair values of the freestanding warrants ($1.6 million), beneficial conversion feature of the 2006 Notes ($1.6 million), derivatives liability relating to the additional interest expense and registration delay penalties ($134,000), and debt issuance costs ($1.2 million). The difference between the initial recorded value and the face value of the 2006 Notes is being amortized to interest expense using the effective interest method through May 2011. The effective interest rate is 9.5% which approximates the Company’s estimated borrowing rate.

The estimated fair value of the warrants of $1.6 million is accounted for as a freestanding warrant. The Company also recorded the $1.6 million estimated value of the beneficial conversion feature of the 2006 Notes. The Company applied the guidance from EITF Issue No. 98-5, “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios” and EITF Issue No. 00-27, “Application of Issue No. 98-5 to Certain Convertible Instruments” in accounting for the 2006 Notes, the accompanying warrants and the value of the beneficial conversion feature. Pursuant to EITF Issue No. 05-04 “The Effect of a Liquidated Damages Clause on a Freestanding Financial Instrument Subject to EITF Issue No. 00-19, ‘Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock,’” the Company combined the obligation to make registration delay payments and other interest penalty payments related to listing of the Company’s stock with the convertible senior notes for accounting purposes. Furthermore, these penalty obligations have been bifurcated from the combined instruments and accounted for as a derivative. The $134,000 derivative liability for the penalties recorded represents the estimated fair value of such obligation as of the date of issuance of the 2006 Notes relating to the penalties to be incurred in the event certain regulatory filings are not made in a timely manner and in the event of non-timely listing of the stock on an exchange. The fair value of the freestanding warrants and the estimated value of the beneficial conversion feature were recorded to increase the additional paid-in capital while the estimated fair value of the penalties was recorded as a derivative liability.

The issuance costs totaled $1.3 million of which $1.2 million related to debt issuance costs and $71,000 related to warrant issuance costs. The $1.2 million, which includes placement agent fees of $900,000 on the $15.0 million of the 2006 Notes not sold to Future, is being amortized as part of interest expense over a five-year period. The Company reduced additional paid-in-capital by $71,000 related to warrant issuance costs.

For the three months ended June 30, 2007, Sipex made interest penalty payments of $104,000 and also recorded a net reversal of $47,000 in interest expense for the estimated penalty obligation, primarily due to the earlier than expected listing of Sipex’s common stock on the Nasdaq Capital Market Exchange resulting in a downward revaluation of the estimated future payments of the derivative liability. For the six months ended June 30, 2007, Sipex made interest penalty payments of $287,000 and also recorded a net reversal of $162,000 in interest expense for the estimated penalty obligation. The estimated total future payment of the derivative liability as of June 30, 2007 was $30,000, in accordance with the FSP EITF Issue No. 00-19-2, “Accounting for Registration Payment Arrangements.”

For the three months ended June 30, 2007, the Company recorded interest expense of $612,000 under the effective interest method which included $413,000 for interest at 5.5% and $199,000 for amortization of discounts and debt issuance costs. For the six months ended June 30, 2007, the Company recorded interest expense of $1.2 million under the effective interest method which included $825,000 for interest at 5.5% and $398,000 for amortization of discounts and debt issuance costs.

Note 14. Segment Information and Major Customers

The Company’s Chief Executive Officer (“CEO”) is considered to be the Company’s chief operating decision maker. The Company has organized its operations based on a single operating segment: the development and delivery of high performance analog integrated circuits that are used primarily by original equipment manufacturers operating in the computing, communications and networking infrastructure markets. The CEO reviews financial information presented on a consolidated basis accompanied by disaggregated information about revenues by product family and geographic region for purposes of making operating decisions and assessing financial performance. The disaggregated revenue information reviewed on a product family basis by the CEO includes the interface, power management and optical storage families along with other legacy product families.

SIPEX CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

The disaggregated sales information reviewed on a product family basis by the CEO is as follows (in thousands):

	For the Three Months Ended		For the Six Months Ended
	June 30, 2007	July 1, 2006	June 30, 2007	July 1, 2006
Interface	$10,623	$11,768	$20,524	$22,419
Power Management	6,882	5,990	12,268	10,576
Optical Storage	914	3,185	2,465	5,796
Other*	—	70	21	76

Total net sales	$18,419	$21,013	$35,278	$38,867

*	Includes Legacy and other discontinued products.

Although Sipex has operations in Malaysia, China, Taiwan, Japan, South Korea, Germany, Canada and Belgium, substantially all the Company’s operations and long-lived assets reside in the United States.

The Company markets its products primarily from its operations in the United States. International sales are made primarily to customers in Asia and Europe. Information regarding the Company’s net sales derived from products shipped to different geographic regions is as follows (in thousands):

	For the Three Months Ended		For the Six Months Ended
	June 30, 2007	July 1, 2006	June 30, 2007	July 1, 2006
United States	$4,353	$4,253	$7,820	$8,094
China	2,929	4,022	5,580	6,889
United Kingdom	2,886	3,160	5,742	6,424
Singapore	2,736	3,830	5,563	6,439
Taiwan	1,706	953	2,623	2,064
Japan	1,586	2,527	3,457	5,408
South Korea	1,077	487	2,515	708
Rest of the world	1,146	1,781	1,978	2,841

Total net sales	$18,419	$21,013	$35,278	$38,867

Major customers who accounted for 10% or more as a percentage of total gross accounts receivable are as follows:

	June 30, 2007	December 30, 2006
Future Electronics Inc., a related party	29%	15%
Jetronic Technology	*	11%

*	Less than 10%

Major customers who accounted for 10% or more as a percentage of total net sales are as follows:

	For the Three Months Ended		For the Six Months Ended
	June 30, 2007	July 1, 2006	June 30, 2007	July 1, 2006
Future Electronics Inc., a related party	46%	45%	47%	46%
Komatsu	*	*	*	10%

*	Less than 10%

SIPEX CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

Note 15. Commitments and Contingencies

Commitments

On August 21, 2003, Sipex announced an exclusive sourcing agreement with PolarFab, a US-based semiconductor foundry. The Company is under obligation to make minimum purchase commitments based on quarterly rolling forecasts extending out to one year. The Company has also agreed to purchase no less than 50% of the rolling forecast on an ongoing basis through the term of this agreement. The initial term of the agreement is five years with renewals on a negotiated basis. As of June 30, 2007, the minimum purchase commitment with PolarFab was approximately $1.0 million for the following twelve months.

On July 2, 2004, the Company entered into an agreement to use certain licensed tools for circuit design and development as well as maintenance support for a total future payment commitment of $2.5 million over the next three and one-half years. The contract requires the Company to deposit 75% of the total commitment in a certificate of deposit account. As of June 30, 2007, no restricted cash is required from the vendor.

On December 20, 2005, Sipex entered into an agreement to use a fast simulator software tool for improvement of its product development. A commitment of future payments including maintenance support fees totaled $467,000 to be paid over the next three years. The agreement expires on December 19, 2008.

On February 27, 2006, Sipex entered into a definitive Master Agreement with Silan. This transaction was related to closing the Company’s wafer fabrication operations located in Milpitas, California and that Sipex and Silan would work together to enable Silan to manufacture semiconductor wafers using the Company’s process technology. The Master Agreement includes a Process Technology Transfer and License Agreement which contemplates the transfer of eight (8) of the Company’s processes and related product manufacturing to Silan. Once Sipex confirms to Silan that the process qualification wafers and product qualification wafers (under a Wafer Transfer Agreement) conform to the Company’s specifications, Silan shall commence commercial manufacturing for the Company. Subject to the Company’s option to suspend in whole or in part, there is a purchase commitment under the Wafer Supply Agreement obligating Sipex to purchase from Silan an average of at least one thousand (1,000) equivalent wafers per week, calculated on a quarterly basis, for two years. As of June 30, 2007, Silan had not conformed to the Company’s specifications relating to the process qualification wafers and product qualification wafers.

In May 2006, Sipex entered into a private label agreement with BCD Semiconductor Manufacturing Limited (“BCD”). The Company is obligated to purchase parts no less than one-third of the amount of the rolling six-month forecast. As of June 30, 2007, the minimum purchase commitment with BCD was immaterial.

In June of 2006, Sipex entered into an agreement for verification software tools used for IC design. A commitment of future payments including maintenance support fees totaled $489,000 to be paid over the next three years. The agreement expires in June 2009.

As of June 30, 2007, Sipex had future wafer purchase commitments totaling approximately $2.0 million with Episil for non-cancelable purchase orders issued. Currently, the Company does not have a minimum purchase agreement with Episil.

Legal Proceedings

The Company is subject to legal proceedings, claims, and litigation arising in the ordinary course of business including those described below. The Company defends itself vigorously against any such claims. The outcome of certain of these matters below is currently not determinable, and an unfavorable outcome could have a material adverse effect on the Company’s consolidated financial position, results of operations, or cash flows.

SIPEX CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

DiPietro v. Sipex

In April 2003, Plaintiff Frank DiPietro (former CFO of Sipex) brought an action against Sipex for his severance benefits. Sipex counterclaimed for approximately $150,000 which was owed under a promissory note signed by Mr. DiPietro. In August 2004, Sipex filed two motions for summary judgment (one for Mr. DiPietro’s claims against it and one for its counterclaim against Mr. DiPietro under the promissory note). In June 2005, the Middlesex Superior Court granted both Sipex’s Motions for Summary Judgment. As a result, Mr. DiPietro was ordered to pay Sipex $149,486 plus costs and interest was approximately $227,000 as of June 30, 2007. Interest is added to this amount at twelve (12%) percent per year. Mr. DiPietro filed a notice of appeal on July 19, 2005. In addition, the court has required Mr. DiPietro to post a bond in the amount of $150,000. On December 12, 2006, Sipex appeared before the Appeals Court, for oral arguments. On May 14, 2007, the Appeals Court reversed and remanded the lower court’s decision. The Company has filed a petition for a hearing with the Appeals Court.

Sipex v. Lestina

On or about October 26, 2006, Sipex initiated an arbitration proceeding before the American Arbitration Association against one of its distributors, Lestina International. Sipex’s Demand For Arbitration alleges that Lestina breached the Distributor Agreement between Sipex and itself by, inter alia, failing to make timely payments on invoices resulting in a $281,667 unpaid balance, plus interest, owing to Sipex. The Demand also seeks attorneys’ fees and costs of suit.

On or about January 15, 2007, Lestina filed an Answer denying the allegations of Sipex’s Demand and, at the same time, filed its Cross-Complaint for Damages against Sipex in the same arbitration proceeding. In the Cross-Complaint, Lestina asserts, inter alia, that Sipex breached the Distributor Agreement by failing to fulfill all outstanding orders placed by Lestina prior to that Agreement’s termination, and that Sipex committed other acts constituting interference with Lestina’s contractual relations and negligent misrepresentation. Lestina seeks damages in an amount according to proof at trial, attorneys’ fees and costs.

On August 8, 2007, the arbitrator issued an Interim Award. The financial impact to the Company as a result of the reward is immaterial. Both parties have until August 14, 2007 to submit further briefing on the issues of interest, costs and attorney’s fees. Such costs will be determined by the arbitrator upon issuance of the final award.

Note 16. Subsequent Events

On July 17, 2007, the Company borrowed the remaining $3,735,000 under its $5,000,000 line of credit with Silicon Valley Bank (See Note 10). Interest accrues at an annual rate equal to the bank’s prime rate plus three percent (3.00%) and is payable on the first day of each month. The borrowing is due on the earlier of September 29, 2007 or a liquidity event which includes changes in ownership, a merger, an acquisition or Sipex’s receipt of net proceeds from the consummation of an equity financing of no less than $10,000,000.

In July 2007, the Company’s board of directors approved, subject to the Company stockholders’ approval and completion of the proposed merger with Exar, the acceleration of the vesting of approximately 30,000 shares of stock options held by four directors of the Company’s board.

In July 2007, in addition to Rodfre’s agreement of the note conversion, the remaining 50% of the 2006 Notes holders have also agreed to convert their 2006 Notes into Sipex common stock immediately prior to the effective time of the merger, subject to the conditions that (a) the average price of Sipex common stock has exceeded one hundred fifty percent (150%) of the conversion price then in effect for at least twenty trading days during the thirty trading day period ending one day prior to closing of the merger and (b) the Average Daily Volume (as defined in the Indenture entered into in connection with the 2006 Notes) for Sipex common stock shall not be less than three hundred seventy-five thousand dollars ($375,000) during such period.

On August 25, 2007, Sipex and Exar Corporation (“Exar”) closed their previously announced merger and Sipex became a wholly owned subsidiary of Exar. As a result of the merger, the former stockholders of Sipex received 0.6679 of a share of Exar common stock in exchange for each share of Sipex’s common stock they held. Ralph Schmitt, Sipex’s president and chief executive was appointed Exar’s president and chief executive officer, and Mr. Schmitt and two additional former Sipex directors joined Exar’s Board of Directors.

On October 12, 2007, Cypress Semiconductor Corporations (“Cypress”) filed an action against Sipex Corporation (Sipex), Exar Corporation (Exar), Ralph Schmitt and Does 1 through 50, which includes eleven (11) causes of action, including: (1) trade secret misappropriation; (2) violation of the Computer Fraud and Abuse Act, 18 U.S.C. §1030; (3) unfair competition under Cal. Bus. & Prof. Code §§17200 et seq.; (4) tortious interference with contract; (5) interference with actual and prospective economic advantage; (6) breach of fiduciary duty and the duty of loyalty; (7) inducement of breach of fiduciary duty; (8) breach of written contract; (9) breach of the covenant of good faith and fair dealing; (10) conversion; and (11) unjust enrichment. The second, sixth, eighth and ninth causes of action are alleged against Mr. Schmitt only. Mr. Schmitt became Exar’s President and CEO on August 25, 2007 and, prior to Exar’s acquisition of Sipex, he served as Sipex’s President and CEO. The case purportedly arises from Mr. Schmitt’s departure from Cypress, where he was an executive, and his subsequent employment by Sipex. Cypress claims that Mr. Schmitt took Cypress confidential information to Sipex and then Sipex hired Cypress employees, who are also alleged to have taken Cypress confidential information. Exar disputes the allegations in the complaint, believes it has meritorious defenses, and intends to defend the lawsuit vigorously. At this stage of the litigation and without additional information, Exar is unable to determine the probability that the claim asserted by Cypress will result in liability. As of the date of this report, Exar does not believe that the litigation will have a material impact on its financial condition, results of operations or liquidity.

Intentionally Left Blank

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Sipex Corporation:

We have audited the accompanying consolidated balance sheets of Sipex Corporation and subsidiaries (the “Company”) as of December 30, 2006 and December 31, 2005, and the related consolidated statements of operations, stockholders’ equity (deficit) and comprehensive loss, and cash flows for each of the three years in the period ended December 30, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. As of December 30, 2006, the Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting as of December 30, 2006. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Sipex Corporation and subsidiaries as of December 30, 2006 and December 31, 2005, and the results of their operations and their cash flows for each of the three years in the period ended December 30, 2006, in conformity with accounting principles generally accepted in the United States of America.

As described in Note 2 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment”, effective January 1, 2006.

/s/ DELOITTE & TOUCHE LLP

San Jose, California
March 30, 2007

SIPEX CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands, except per-share data)

	December 30, 2006	December 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$13,041	$1,969
Restricted cash	350	500
Short-term investment securities	2,388	—
Accounts receivable, less allowances of $551 and $820, respectively	6,222	3,735
Accounts receivable, related party, less allowances of $306 and $529, respectively	949	3,011
Inventories	15,586	13,400
Prepaid expenses and other current assets	1,641	1,300

Total current assets	40,177	23,915
Property, plant, and equipment, net	19,113	25,803
Restricted cash—noncurrent	57	500
Other assets	202	224

Total assets	$59,549	$50,442

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Short-term bank borrowing	$—	$3,000
Current portion of long-term bank borrowing	667	—
Current portion of lease financing obligation	191	—
Accounts payable	10,331	7,394
Accrued expenses	7,185	7,282
Accrued restructuring costs	1,728	1,407
Deferred income, related party	5,543	5,707
Deferred income, other	2,555	2,510

Total current liabilities	28,200	27,300
Long-term bank borrowing	1,333	—
Long-term lease financing obligation	12,152	—
Long-term accrued restructuring costs	139	584
Convertible senior notes	25,826	—
Other long-term liabilities	24	37

Total liabilities	67,674	27,921

Commitments and contingencies (Note 14)

Stockholders’ equity (deficit):
Preferred stock, $0.01 par value, 1,000 shares authorized and no shares issued or outstanding	—	—
Common stock, $0.01 par value, 60,000 shares authorized; 18,390 and 17,775 shares issued and outstanding at December 30, 2006 and December 31, 2005, respectively	184	178
Additional paid-in capital	234,785	224,203
Accumulated deficit	(243,075)	(201,841)
Accumulated other comprehensive loss	(19)	(19)

Total stockholders’ equity (deficit)	(8,125)	22,521

Total liabilities and stockholders’ equity (deficit)	$59,549	$50,442

See accompanying notes to consolidated financial statements

SIPEX CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per-share data)

	Years Ended
	December 30, 2006	December 31, 2005	January 1, 2005
Net sales	$44,733	$40,847	$46,219
Net sales, related party	34,017	31,827	29,234

Total net sales	78,750	72,674	75,453
Cost of sales	41,103	35,103	41,250
Cost of sales, related party	28,296	23,822	22,407

Total cost of sales	69,399	58,925	63,657
Gross profit	9,351	13,749	11,796
Operating expenses:
Research and development	17,332	17,248	14,710
Marketing and selling	15,524	10,642	8,570
General and administrative	13,486	14,420	9,784
Restructuring	1,863	577	1,798
Impairment of fixed assets	12	9,377	—

Total operating expenses	48,217	52,264	34,862

Loss from operations	(38,866)	(38,515)	(23,066)
Other income (expense):
Interest income	721	208	176
Interest expense	(3,046)	(35)	(194)
Other, net	82	427	203

Total other income (expense), net	(2,243)	600	185

Loss before income tax expense (benefit)	(41,109)	(37,915)	(22,881)
Income tax expense (benefit)	125	192	(133)

Net loss	$(41,234)	$(38,107)	$(22,748)

Net loss per common share—basic and diluted	$(2.32)	$(2.14)	$(1.38)
Weighted average common shares outstanding—basic and diluted	17,807	17,772	16,468

See accompanying notes to consolidated financial statements

SIPEX CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT) AND

COMPREHENSIVE LOSS

	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Stockholders’ Equity (Deficit)
	Number of Shares	$0.01 Par Value

	(In thousands, except per share data)
Balances at December 31, 2003	14,213	$142	$195,084	$(140,986)	$(7)	$54,233
Net loss	—	—	—	(22,748)		(22,748)
Foreign currency translation adjustments	—	—	—	—	(12)	(12)

Comprehensive loss	—	—	—	—	—	(22,760)
Issuance of common stock under employee stock option plans	688	7	4,237	—	—	4,244
Issuance of common stock under employee stock purchase plan	46	—	426	—	—	426
Issuance of common stock on conversion of notes payable, net of discount and issuance costs	2,300	23	21,112	—	—	21,135
Issuance of common stock on exercise of warrants	450	5	2,646	—	—	2,651
Compensation from acceleration of stock option vesting	—	—	44	—	—	44
Other stock compensation expense	—	—	7	—	—	7
Consulting services provided by related party (see Note 2)	—	—	100	—	—	100

Balances at January 1, 2005	17,697	177	223,656	(163,734)	(19)	60,080
Net loss and comprehensive loss	—	—	—	(38,107)	—	(38,107)
Issuance of common stock under employee stock option plans	78	1	461	—	—	462
Compensation from acceleration of stock option vesting	—	—	60	—	—	60
Other stock compensation expense	—	—	9	—	—	9
Consulting services provided by related party (see Note 2)	—	—	17	—	—	17

Balances at December 31, 2005	17,775	178	224,203	(201,841)	(19)	22,521
Net loss and comprehensive loss	—	—	—	(41,234)	—	(41,234)
Issuance of common stock under employee stock option plans	195	2	727	—	—	729
Issuance of common stock on exercise of warrants	420	4	2,696	—	—	2,700
Beneficial conversion feature of convertible senior notes	—	—	1,639	—	—	1,639
Warrant issuance with convertible senior notes, net of issuance costs	—	—	1,568	—	—	1,568
Stock-based compensation	—	—	3,947	—	—	3,947
Consulting services provided by related party (see Note 2)	—	—	5	—	—	5

Balances at December 30, 2006	18,390	$184	$234,785	$(243,075)	$(19)	$(8,125)

See accompanying notes to consolidated financial statements

SIPEX CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended
	December 30, 2006	December 31, 2005	January 1, 2005
	(In thousands)
Operating activities:
Net loss	$(41,234)	$(38,107)	$(22,748)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation expense	3,780	69	51
Depreciation and amortization	9,410	10,952	6,559
Provision for inventories	4,997	5,031	8,628
Provision for purchase commitments on excess inventories	1,417	—	—
Provision for restructuring charges	1,610	577	1,798
Loss on disposal of fixed assets	9	39	—
Impairment of fixed assets	12	9,377	—
Amortization of discount and issuance costs on convertible senior notes	472	—	57
Provision for uncollectible receivables and sales returns and allowances	909	1,484	1,323
Consulting services provided by related party	5	17	100
Changes in assets and liabilities:
Accounts receivable	(1,334)	1,678	(863)
Inventories	(7,016)	(5,290)	(5,365)
Prepaid expenses and other current assets	(341)	83	115
Other assets	22	261	(278)
Accounts payable	2,856	(3,444)	391
Accrued expenses	(1,532)	1,427	1,374
Accrued restructuring costs	(1,850)	(433)	(608)
Deferred income	(119)	(1,191)	620
Other long-term liabilities	(13)	24	(21)

Net cash used in operating activities	(27,940)	(17,446)	(8,867)

Investing activities:
Proceeds from maturity of short-term investment securities	5,600	850	9,000
Purchase of short-term investment securities	(7,988)	(601)	(6,255)
Purchase of property, plant, and equipment	(3,799)	(878)	(1,921)
Net proceeds from sale of machinery and equipment	1,139	—	20
Restricted cash—decrease (increase)	593	838	(1,838)

Net cash provided by (used in) investing activities	(4,455)	209	(994)

Financing activities:
Proceeds from issuance of common stock under employee stock option plans	729	683	4,449
Proceeds from issuance of common stock on exercise of warrants	2,700	—	2,651
Legal fees for conversion of convertible debt to common stock	—	—	(42)
Proceeds from borrowing—related party	7,000	—	—
Repayment of borrowing—related party	(7,000)	—	—
Proceeds from (repayment of) short-term bank borrowing	(3,000)	3,000	—
Net proceeds from lease financing obligation	12,578	—	—
Repayment of lease financing obligation	(235)	—	—
Proceeds from issuance of convertible senior notes and warrants	30,000	—	—
Debt issuance costs related to convertible senior notes	(1,305)	—	—
Proceeds from long-term bank borrowing	2,000	—	—

Net cash provided by financing activities	43,467	3,683	7,058

Effect of foreign currency exchange rate changes on cash and cash equivalents	—	—	(12)

Increase (decrease) in cash and cash equivalents	11,072	(13,554)	(2,815)
Cash and cash equivalents at beginning of period	1,969	15,523	18,338

Cash and cash equivalents at end of period	$13,041	$1,969	$15,523

Supplemental cash flow information:
Cash paid during the period for:
Income taxes	$32	$48	$13

Interest	$1,972	$—	$5

Supplemental disclosure of non-cash investing and financing activities:
Purchase of property, plant and equipment not paid at end of period	$169	$88	$113

Conversion of convertible debt to common stock	$—	$—	$21,177

Receivable from exercise of stock options	$—	$—	$221

See accompanying notes to consolidated financial statements

SIPEX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Description of Business

Sipex Corporation (“Sipex” or the “Company”) is a semiconductor company that designs, manufactures and markets high performance, value-added analog ICs that are used primarily by original equipment manufacturers (“OEMs”) operating in the computing, communications and networking infrastructure markets.

While advances in digital technology have fueled the demand for digital ICs, they have also created a rapidly growing demand for more precise, faster and more power efficient analog ICs. Sipex possesses a broad portfolio of analog ICs, organized into three product families: power management, interface and optical storage. Sipex’s products are sold either directly to customers or through a global network of manufacturers’ representatives and distributors.

The Company’s wafer fabrication facility in Milpitas, California along with a number of third-party contractors fabricate, package and test its ICs. In an effort to achieve significant cost savings, in the third quarter of 2005 Sipex decided to close down the Milpitas wafer fabrication facility and transfer the IC manufacturing processes from there to a wafer fabrication facility operated by Hangzhou Silan Integrated Circuit Co., Ltd. (“Silan”) in China and a wafer fabrication facility operated by Episil Technologies, Inc. in Taiwan. The closure of the Milpitas wafer fabrication facility was fully completed in early October 2006.

Note 2. Summary of Significant Accounting Policies

Basis of Presentation

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates that are particularly susceptible to changes include those related to revenues, sales returns and allowances, deferred income, inventory valuation, restructuring reserves, asset impairments and income taxes.

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Sipex GmbH and Sipex Nippon. All significant intercompany accounts and transactions have been eliminated in consolidation.

Effective January 1, 2004, the Company’s fiscal year was changed from a calendar year end to a 52 or 53-week fiscal year, which ends on the Saturday closest to December 31. The first quarter of fiscal year 2006 covered 91 days from January 1, 2006 to April 1, 2006, the second quarter covered 91 days from April 2, 2006 to July 1, 2006, the third quarter covered 91 days from July 2, 2006 to September 30, 2006, and the fourth quarter covered 91 days from October 1, 2006 to December 30, 2006. Hereinafter, the years ended December 30, 2006, December 31, 2005 and January 1, 2005 are also referred to as “2006,” “2005,” and “2004.”

Reverse Stock Split

On January 30, 2007, Sipex’s stockholders at a special meeting of stockholders approved a 1-for-2 reverse stock split. The reverse split became effective at 1:31 p.m. Pacific Standard Time on February 23, 2007. The par value of the common stock was not affected by the reverse stock split and remains at $0.01 per share. Consequently, the aggregate par value of the issued common stock was reduced by reclassifying the par value amount of the eliminated shares of common stock to additional paid-in capital in the Company’s consolidated

SIPEX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

balance sheets. The Company has paid cash in lieu of any fractional shares to which a holder of common stock would otherwise be entitled as a result of the reverse stock split. The number of authorized shares of common stock remains unchanged. All shares and per share amounts, including all common stock equivalents (stock options, warrants and convertible notes) have been restated in the consolidated financial statements and in the notes to consolidated financial statements for all periods presented to reflect the reverse stock split.

Revenue Recognition

The Company recognizes revenue in accordance with Securities Exchange Commission (“SEC”) Staff Accounting Bulletin (“SAB”) 104, “Revenue Recognition.” SAB 104 requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services rendered; (3) the fee is fixed or determinable; and (4) collectibility is reasonably assured.

Prior to January 1, 2004, the Company entered into arrangements that were not within the original contractual distributor agreements in that the Company allowed return rights and other concessions beyond the levels provided in the distributor agreements. Company management concluded it is unable to reasonably estimate sales returns for arrangements with its distributor; accordingly, effective January 1, 2003, sales and related cost of sales on shipments to distributors are deferred until the resale to the end customer.

Sales to Future Electronics Inc. (“Future”), and a related party, are made under an agreement that provides protection against price reductions of Sipex’s products in Future’s inventory. In addition, Future has stock rotation rights. Pursuant to these stock rotation rights, Future is permitted on a quarterly basis to return for credit up to 10% of its total purchases during the most recent three-month period. This credit will be reduced to 5% applicable to all purchases made by Future from Sipex starting April 1, 2006.

Additionally, the Company provides Future with a 2% scrap allowance also effective April 1, 2006. As the price of products sold to Future is not fixed or determinable until resold by Future to the end customer, Sipex is using sell-through revenue accounting and deferring recognition of such sales and related cost of goods sold until the product is sold by Future to its customers.

Under sell-through revenue accounting, accounts receivable are recognized and inventory is relieved upon shipment to the distributor as title to the inventory is transferred upon shipment, at which point the Company has a legally enforceable right to collection under normal terms. The associated sales and cost of sales are deferred by recording “deferred income” (gross profit margin on these sales) as shown on the face of the consolidated balance sheet. When the related product is sold by the Company’s distributors to their end customers, Sipex recognizes previously deferred income as sales and cost of sales.

For non-distributor customers, the Company recognizes revenue when title to the product is transferred to the customers, which occurs upon shipment or delivery, depending upon the terms of the customer order, provided that persuasive evidence of a sales arrangement exists, the price is fixed and determinable, title has transferred, collection of the resulting receivables is reasonably assured, there are no customer acceptance requirements, and there are no remaining significant obligations. Provisions for returns and allowances for non-distributor customers are provided for at the time product sales are recognized. An allowance for sales returns and allowances for customers is recorded based on historical experience or specific identification of an event necessitating an allowance.

From time to time, Sipex develops custom products for various customers under engineering service contracts culminating in delivery of known functional development samples. The Company recognizes revenue under these agreements upon delivery of known functional development samples as delivery of such represents

SIPEX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

the culmination of utility of the contract to the customer and agreed to milestones. Sipex recognizes the costs as incurred associated with these contracts and presents such costs as research and development expenses due to the uncertain nature of the development efforts until delivery of the known functional development samples. Certain of these engineering service contracts include payments in advance of delivery of known functional development samples. These payments are recorded in deferred income, other, until the time of delivery of the functional samples.

Research and Development

Research and development costs are expensed as incurred.

Net Loss Per Share

Basic net loss per share is based upon the weighted average number of common shares outstanding. Diluted net loss per share is based upon the weighted average number of common and common equivalent shares outstanding assuming dilution. Common equivalent shares, consisting of outstanding stock options, convertible debt and warrants, are included in the per share calculations where the effect of their inclusion would be dilutive. As the Company had a net loss in 2006, 2005 and 2004, stock options, warrants, and shares issuable in conversion of debt were excluded from the calculation of diluted net loss per share because the effect of such assumed conversion would be anti-dilutive.

A reconciliation of basic weighted average common shares with diluted weighted average shares is as follows (in thousands):

	2006	2005	2004
Weighted average common shares outstanding—basic	17,807	17,772	16,468
Net effect of dilutive potential common shares outstanding based on the treasury stock method using the average market price	—	—	—

Weighted average common shares outstanding—diluted	17,807	17,772	16,468

Antidilutive potential common shares excluded from the weighted average common shares outstanding for net loss per share calculation are as follows (in thousands, except per-share information):

	December 30, 2006	December 31, 2005	January 1, 2005
Option shares outstanding	3,761	3,259	2,726
Weighted average exercise price of option shares outstanding	$5.88	$5.74	$11.96
Convertible notes of $30.0 million issued on May 18, 2006 (conversion price at $5.36)	5,597	—	—
Warrants issued on May 18, 2006 with the above convertible notes (exercise price at $6.432)	420	—	—

Concentration of Credit Risk

Financial instruments that potentially subject Sipex to concentrations of credit risk consist primarily of cash equivalents, short-term investments (see below) and accounts receivable. Cash equivalents consist of deposits with, or guaranteed by, major commercial banks, the maturities of which are three months or less on the date of purchase. With respect to accounts receivable, Sipex performs periodic credit evaluations of the financial

SIPEX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

condition of its customers and typically does not require collateral from them. Management assesses the need for allowances for potential credit losses by considering the credit risk of specific customers, historical trends and other information. In addition, management reviews other inherent risks in the portfolio based on current market conditions, the economic environment and the Company’s concentration of credit risk.

Concentration of Other Risks

The semiconductor industry is characterized by rapid technological change, competitive pricing pressures and cyclical market patterns. The Company’s financial results are affected by a wide variety of factors, including general economic conditions worldwide, economic conditions specific to the semiconductor industry, the timely implementation of new manufacturing technologies, the ability to safeguard patents and intellectual property in a rapidly evolving market and reliance on assembly and test subcontractors, third-party wafer fabricators and independent distributors. In addition, the semiconductor market has historically been cyclical and subject to significant economic downturns at various times. The Company is exposed to the risk of obsolescence of its inventory depending on the mix of future business. Additionally, the Company utilizes third-party wafer fabricators as sole-source suppliers, primarily Polar, Episil and Silan. As a result, the Company may experience significant period-to-period fluctuations in future operating results because of the factors mentioned above or other factors.

Fair Values of Financial Assets and Financial Liabilities

The carrying values of cash and cash equivalents, short-term investments, accounts receivable, accounts payable and accrued liabilities approximate their fair values due to the relatively short periods to maturity of the instruments. The carrying value of bank borrowings approximates fair value as the fixed interest rate was set at the time of borrowing in December 2006. The carrying value of the Company’s convertible senior notes was $25.8 million, and the fair value was approximately $62.4 million as of December 30, 2006. The assumptions used for the fair value calculation included the Company’s stock price movements, interest rate changes, credit rating changes, timing on re-listing with Nasdaq Global Market, effectiveness on its Form S-1 filing with the SEC and other economic variables (See Note 12).

Short-term Investments

Short-term investments, which primarily consist of highly rated commercial paper with original maturities greater than 90 days, are accounted for under Statement of Financial Accounting Standards (SFAS) No. 115, “Accounting for Certain Investments in Debt and Equity Securities” issued by the Financial Accounting Standards Board (FASB). Pursuant to the provisions of SFAS No. 115, the Company has classified its short-term investments as “held to maturity” which represent investments that the Company intends to hold to maturity and are recorded at amortized cost.

Inventories

Inventories are stated at the lower of cost or market. Costs are determined using the first-in, first-out method.

Valuation of Inventories

Sipex writes down the value of its inventories for estimated excess quantities, obsolescence, and/or marketability deficiencies. In addition, the Company writes down inventory costs to the lower of cost or market which becomes the new cost basis. Excess and obsolete inventories are determined by comparing current

SIPEX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

inventory quantities to current backlog, anticipated future demand and shipment history. The Company also evaluates the net realizable value of inventories to be acquired under purchase commitments with our wafer foundries. If such inventories are also considered to be excess when compared to future demand, we record reserves and charges to cost of sales for these purchase commitments. Lower of cost or market adjustments are determined by reviewing shipments during the quarter as well as quarter beginning backlog and comparing standard cost to anticipated market pricing. In estimating anticipated market pricing, the Company also considers current market conditions, industry performance, distributor inventory levels and sales to end-users and other relevant factors. If actual market conditions become less favorable than those anticipated by management, additional write-downs of inventories may be required in the future. Inventories, which had previously been written down to zero, with an original cost of $1.4 million, $1.0 million and $0.9 million, were sold in 2006, 2005 and 2004, respectively. The Company recorded inventory write-downs for excess and obsolete inventories of $5.0 million, $5.0 million and $8.6 million, during 2006, 2005 and 2004, respectively. In addition, during 2006, the Company recorded $1.4 million of charges to cost of sales for purchase commitments for excess inventories.

Related Parties

Future is a related party and its affiliates own approximately 8.6 million shares or 47% of Sipex’s outstanding common stock as of December 30, 2006. Sipex has a distribution agreement that provides for Future to act as the Company’s sole distributor for certain products within North America and Europe. Sales to Future are made under an agreement that provides protection against price reduction for its inventory of Sipex’s products. The Company recognizes revenue on sales to Future under the distribution agreement when Future sells the products to end customers. Future has historically accounted for a significant portion of the Company’s revenues. It is the Company’s largest distributor worldwide and accounted for 43%, 44% and 39% of its total net sales for the years ended December 30, 2006, December 31, 2005 and January 1, 2005 respectively.

From time to time, Future provides services and/or incurs expenses on behalf of the Company. The fair value of the unreimbursed expenses and uncompensated services rendered by Future has been recorded in the Company’s consolidated financial statements as capital contributions totaling $5,000, $17,000 and $100,000 for the years ended December 30, 2006, December 31, 2005 and January 1, 2005 respectively.

In addition, Sipex incurred expense to Future totaling approximately $23,000 for marketing promotional materials, temporary accounting services and used furniture sold to the Company for the year ended December 30, 2006. Sipex recorded $44,000 of reimbursement expense for marketing promotional materials charged by Future for the year ended December 31, 2005. For the year ended January 1, 2005, no such expenses were recorded.

During February 2004, the affiliates of Future exercised the conversion rights to convert their existing notes into Sipex common stock for an additional 2.3 million shares. On August 5, 2004, the affiliates of Future exercised a warrant to purchase 450,000 shares of Sipex common stock at $5.8916 per share. The warrant was issued to the affiliates of Future in conjunction with the $12 million convertible note issued in 2002, which was converted into Sipex common stock in February 2004. In connection with the warrant exercise, Sipex agreed to modify the standstill restrictions on the affiliates of Future to enable them to hold the lesser of (i) 49% of the Company’s issued and outstanding voting capital stock and (ii) 42.5% of the Company’s issued and outstanding voting capital stock, measured on a “Fully Diluted Basis,” as defined using the following equation: The numerator includes all voting capital stock and securities convertible into or exercisable for voting capital stock held by the affiliates of Future and the denominator is the greater of (i) all shares of the Company’s voting capital stock outstanding or issuable upon the exercise or conversion of vested securities convertible into or exercisable

SIPEX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

for voting capital stock and (ii) 20,000,000 (as adjusted for stock dividends, splits or like transactions). On August 9, 2004, the affiliates purchased 1.25 million shares of Sipex common stock in the open market.

On January 19, 2006, Sipex announced the completion of a $7.0 million private loan financing in which the Company issued a 9% secured note with convertible interest due January 19, 2008 to the affiliates of Future, which could provide these affiliates with the opportunity to obtain additional shares of Sipex common stock. The loan was repaid in March 2006. Sipex incurred interest expense totaling $86,000 related to the $7.0 million note with Future for the year ended December 30, 2006.

As discussed in Note 12, on May 16, 2006, Sipex placed $30.0 million of its 5.5% Redeemable Convertible Senior Notes (“2006 Notes”) due 2026 and related warrants in a private placement transaction to accredited investors in reliance on Regulation D under the Securities Act of 1933, as amended (the “Securities Act”). Rodfre Holdings LLC (“Rodfre”), an affiliate of Alonim Investments Inc., Sipex’s largest stockholder, and an affiliate of Future, purchased 50% of the 2006 Notes or $15.0 million aggregate principal amount being placed in this offering. The 2006 Notes will mature on May 18, 2026 and bear interest at an annual rate of 5.5% payable semi-annually on May 15 and November 15 of each year, beginning on November 15, 2006. On December 21, 2006, Rodfre paid $2.7 million to exercise its warrant for 419,776 shares of Sipex common stock at $6.432 per share. As of December 30, 2006, the affiliates of Future held 8.6 million shares, or 47% of the Company’s outstanding common stock.

Interest expense incurred by Sipex relating to the $15.0 million portion of 2006 Notes sold to Rodfre totaled $936,000 for the year ended December 30, 2006. No interest expense was recorded for the year ended December 31, 2005 as both convertible notes, issued in 2002 and 2003, were extinguished and converted into 2.3 million of the Company’s common shares as of February 18, 2004. Sipex recorded interest expense related to the debt with Future totaling $90,000 for the year ended January 1, 2005.

On September 8, 2006, Sipex appointed two executive vice presidents working for Future to its Board of Directors. The Board has determined that both new directors are not independent within the meaning of Rule 4200(a) (15) of the NASDAQ Manual by virtue of their relationships with Future. Accordingly, the Board does not expect to appoint them to any standing committees of the Board. In connection with their appointment as directors, both new directors have agreed to excuse themselves from any Board discussions that relate to transactions between Sipex and Future.

On March 29, 2007, the Company entered into a Securities Purchase Agreement with Rodfre, an affiliate of Future, Sipex’s largest distributor worldwide and an affiliate of its largest stockholder (Alonim Investment Inc.), to provide an unsecured promissory note facility of up to $10.0 million. This facility expires, and the borrowings and accrued interest under any notes issued under this facility are due and payable, on June 30, 2008, or upon certain other events such as a change of control. Borrowings under this promissory note facility bear interest of 9% per annum subject to an increased interest rate of up to 20% in case of default or after maturity. This promissory note facility is subordinate to the Company’s Loan and Security Agreement with Silicon Valley Bank and to its 5.5% Redeemable Convertible Senior Notes due 2026.

Employee Advances

Included in other current assets is approximately $58,000 and $39,000 due from employees at December 30, 2006 and December 31, 2005, respectively, which consist mainly of amounts due to Sipex related to hiring and relocation costs. These amounts are normally forgiven over employee’s service periods as agreed upon between each employee and Sipex.

SIPEX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Property, Plant and Equipment

Property, plant and equipment are stated at cost. Depreciation is provided by using the straight-line method over their expected useful lives:

Useful Lives
Building and improvements	25 years (see Note 5)
Machinery and equipment	3-10 years (see Note 3)
Furniture, fixtures and office equipment	3-7 years
Leasehold improvements	Lesser of 10 years or lease term

Restricted Cash

As of December 30, 2006, restricted cash totaled $407,000 consisting of $350,000 held in a certificate of deposit as a guarantee payment to fulfill the terms of a software license agreement and $57,000 as a rental deposit related to the Company’s Belgium facility.

Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of

Sipex reviews long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net undiscounted cash flows expected to be generated by the asset. If such asset is considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of are reported at the lower of the carrying amount or fair value less cost to sell (See Note 3).

Foreign Currency Translation

Prior to the third quarter of 2004, the functional currencies of the Company’s foreign subsidiaries are the local currencies. Effective beginning the third quarter of 2004, based on the Company’s reassessment of economic facts and circumstances of its foreign subsidiaries, the functional currencies of the Company’s foreign subsidiaries were changed to the U.S. dollar. Gains and losses from transactions denominated in currencies other than the functional currencies of the Company and its subsidiaries are included in operating expenses in the consolidated statements of operations.

Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using statutory tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in earnings in the period that includes the enactment date.

SIPEX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Stock-Based Compensation

Adoption of SFAS No. 123R

Effective January 1, 2006, the Company adopted SFAS No. 123 (revised 2004), “Share-Based Payment,” (“SFAS No. 123R”), using the modified-prospective transition method. Under this transition method, stock compensation cost recognized beginning January 1, 2006 includes: (a) compensation cost for all share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS No. 123, and (b) compensation cost for all share-based payments granted or modified on or subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS No. 123R. In addition, compensation cost to be recognized under SFAS No. 123R considers an estimate of options which will be forfeited prior to vesting.

The Company has elected to adopt the alternative transition method provided in the FASB Staff Position (“FSP”) No. FAS 123R-3 “Transition Election Related to Accounting for Tax Effects of Share-Based Payment Awards” (FSP 123R-3) for calculating the tax effects of stock-based compensation pursuant to SFAS No. 123R. The alternative transition method provides a simplified method to establish the beginning balance of the additional paid-in capital pool (“APIC Pool”) related to the tax effects of employee stock-based compensation, and to determine the subsequent impact on the APIC Pool and consolidated statements of cash flows of the tax effects of employee stock-based compensation awards that are outstanding upon adoption of SFAS No. 123R. SFAS No. 123R prohibits the recognition of a deferred tax asset for an excess tax benefit that has not yet been realized. As a result, the Company only recognizes a benefit from stock-based compensation in paid-in-capital if an incremental tax benefit is realized after all other tax attributes currently available to the Company have been utilized. In addition, the Company has elected to account for the indirect benefits of stock-based compensation on the research tax credit through the consolidated statement of operations rather than through paid-in-capital.

Prior to adopting SFAS No. 123R, the Company accounted for stock option grants under the recognition and measurement provisions of Accounting Principles Board Opinion No. 25 (“APB 25”), “Accounting for Stock Issued to Employees and related interpretations.” No compensation expense was recognized when the exercise price of the Company’s employee stock options equaled the market price of the underlying stock on the date of the grant. Compensation expense associated with the option repricing in 2005 was recorded up to the date of adoption of SFAS No. 123R until the options were exercised, cancelled, or otherwise expired, and the expense or benefit for the increase or decrease, respectively, in the fair market value of the Company’s common stock in excess of the option’s exercise price was recognized immediately for vested options and was recognized over the vesting period using an accelerated method for unvested employee options.

As the Company was not current with its filing with the SEC, employees who terminated from the Company during this period had been unable to exercise their stock options during the contractual 90 days of post-termination exercise period. The Company made a decision effective February 1, 2006 to extend the post-termination exercise period for former employees with approximately 96,000 vested stock options for the year ended December 30, 2006, until the earlier of 1) such date that was ninety (90) days after the date that the former employees were able to freely exercise the options pursuant to a registration statement on Form S-8 filed by the Company or 2) December 31, 2006. As a result, the Company recorded stock-based compensation relating to such extension totaling $177,000 for the year ended December 30, 2006.

In the fourth quarter of 2006, the Company accelerated the vesting of 220,000 stock options for three former directors of its board upon their departures. As a result, the Company recorded additional $138,000 stock-based compensation expense for the year ended December 30, 2006. During the same period, Sipex recorded additional employee stock-based compensation of $137,000 as restructuring expense for accelerating the vesting of 125,000 stock options in lieu of a severance payment made to a senior executive officer.

SIPEX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

A summary of the Company’s stock option plan activities for the year ended December 30, 2006 is as follows:

	2006
	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
	(In thousands)			(In thousands)
Outstanding at beginning of year	3,259	$5.74
Granted	912	6.20
Exercised	(195)	3.73
Forfeited or expired	(215)	7.04

Outstanding at end of year	3,761	$5.88	7.81	$17,518

Vested and expected to vest at December 30, 2006	3,553	$5.91	7.76	$16,587

Exercisable at December 30, 2006	1,867	$6.47	6.83	$9,010

Under SFAS No. 123R, stock-based compensation expenses for stock option grants are based on the fair value calculated from a stock option pricing model on the date of grant. The Company has utilized the Black-Scholes single option pricing model to determine the fair value for stock option grants. The fair value of stock option grants issued is recognized as compensation expense on a straight-line basis over the requisite service period, which is the vesting period of the grants. Compensation expense recognized is shown in the operating activities section of the consolidated statements of cash flows. In addition, SFAS No. 123R requires the cash flows resulting from the tax benefits from tax deductions in exercise of the compensation cost recognized (excess tax benefits) to be classified as financing cash flows.

As part of the requirements of SFAS No. 123R, the Company is required to estimate potential forfeitures of stock grants and adjust compensation cost recorded accordingly. The estimate of forfeitures will be adjusted over the requisite service period to the extent that actual forfeitures differ, or are expected to differ, from such estimates. Changes in estimated forfeitures will be recognized in the period of change and will also impact the amount of stock compensation expenses to be recognized in future periods.

The following table shows total employee and non-employee stock-based compensation expense recognized in the condensed consolidated statements of operations pursuant to SFAS No. 123R (in thousands):

2006
Cost of sales	$343
Research and development	1,219
Marketing and selling	816
General and administrative	1,265
Restructuring (see Note 3)	137

Stock-based compensation expense before income tax effect	3,780
Less income tax effect	—

Stock-based compensation expense after income tax effect	$3,780

At December 30, 2006, there was $167,000 of total compensation cost capitalized in inventory.

SIPEX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As a result of adopting SFAS No. 123R on January 1, 2006, the Company’s loss before income taxes and net loss for the year ended December 30, 2006 included 3.7 million of employee stock-based compensation expense. At December 30, 2006, there was a total of $5.2 million unrecognized compensation cost, net of estimated forfeitures, related to non-vested stock option awards which is expected to be recognized over a weighted-average period of approximately 32 months.

During the year ended December 30, 2006, the aggregate intrinsic value of options exercised under the Company’s stock option plans was $849,000, determined as of the date of option exercise.

Prior to the Adoption of SFAS No. 123R

Prior to 2006, the Company’s stock-based employee compensation plans were accounted for under the recognition and measurement provisions of APB 25. The Company also provided the required pro forma disclosures as required by SFAS No. 123. The ESPP qualified as a non-compensatory plan under APB 25; therefore, no compensation cost was recorded in relation to the discount offered to employees for purchases made under the ESPP.

Pro forma information under SFAS No. 123 for periods prior to the adoption of SFAS No. 123R has not been restated to reflect the effects of implementing SFAS No. 123R. For purposes of this pro forma disclosure, the value of stock options was estimated using the Black-Scholes single option pricing valuation approach with forfeitures recognized as they occur. The following table illustrates the effect on net loss and earnings per share if the Company had applied the fair value recognition provisions of SFAS No. 123 to stock options granted under the Company’s stock option plans and shares issued under the employee stock purchase plan (in thousands, except per-share amounts):

	2005	2004
Net loss as reported	$(38,107)	$(22,748)
Add employee stock-based compensation expense from accelerated stock option vesting and other employee stock option compensation included in reported net loss	60	51
Less employee stock-based compensation expense determined under fair value method	(5,107)	(7,969)

Pro forma net loss	$(43,154)	$(30,666)

Net loss per share
Basic and diluted—as reported	$(2.14)	$(1.38)
Basic and diluted—pro forma	(2.43)	(1.86)

On September 6, 2005, the Company informed the employees that certain options would be repriced to the then current market price of the Company’s stock which was $3.80 per share. The repricing applied to all options with an exercise price that was over $3.80 per share but excluded options granted to the Company’s CEO and board of directors. The repricing affected 1,227,983 stock options shares for 235 employees. The incremental employee compensation cost of the repricing was approximately $1.1 million calculated using the Black-Scholes stock option pricing model. The incremental employee compensation costs are included in the pro forma amounts above to the extent of vested options and the remaining cost will be recognized over the remaining vesting periods of the related options.

SIPEX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Valuation Assumptions

The fair value of the Company’s stock options granted was estimated at the date of grant using the Black-Scholes single option pricing model with the following weighted-averaged assumptions:

	2006	2005	2004
Expected life of options	6 years	4 years	4 years
Volatility	89%	86%	61%
Risk-free interest rate	4.8%	3.9%	3.4%
Dividend yield	—	—	—
Weighted average fair value of options granted	$4.68	$2.30	$5.76

Effective January 1, 2006, the Company has elected to use the “Simplified Method” outlined in SAB 107 to determine the expected term of its stock option grants. The calculation of expected term for previous SFAS No. 123 disclosure fair value estimates was based solely on an analysis of historical exercises of stock options. The Company believes that using the “Simplified Method” provides a better estimate of future exercise patterns. Stock volatility is based upon the Company’s historical stock price volatility. The Company considered historical volatility of a period generally commensurate with the expected or contractual term, as applicable, of the share option. The Company continues to use the risk-free rate based on the U.S. Treasury yield curve in effect at the time of grant for the expected term of the option to be valued. The Company does not currently intend to pay cash dividends. Therefore, the Company has assumed a dividend yield of zero.

No shares were issued under the Company’s Employee Stock Option Plan (ESPP) during 2005 and 2006. The fair value of each ESPP share issued during 2004 was estimated on the date of grant using the Black-Scholes option-pricing model based on the following assumptions:

	2006	2005	2004
Expected life of options	—	—	0.5 year
Volatility:
First purchase period	—	—	61%
Second purchase period	—	—	60%
Risk-free interest rate	—	—	2.0%
Dividend yield	—	—	—
Average fair value:
First purchase period	—	—	$2.74
Second purchase period	—	—	$2.70

Effect of Recent Accounting Pronouncements

In March 2004, the FASB issued EITF Issue No. 03-1, or EITF 03-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments” which provides new guidance for assessing impairment losses on investments. Additionally, EITF 03-1 includes new disclosure requirements for investments that are deemed to be temporarily impaired. The disclosure requirements are effective for annual periods ending after June 15, 2004. The adoption of EITF 03-1 did not have a material impact on the Company’s consolidated financial statements.

In October 2004, the FASB approved EITF Issue 04-10 “Determining Whether to Aggregate Operating Segments That Do Not Meet the Quantitative Thresholds” which addresses an issue in the application of paragraph 19 of SFAS No. 131, Disclosures about Segments of an Enterprise and related information. EITF 04-10 is effective for fiscal years ending after September 15, 2005. The adoption of this issue did not have a material impact to the disclosures relating to the Company’s consolidated financial statements.

SIPEX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs, an Amendment of ARB No. 43, Chapter 4.” The amendments made by SFAS No. 151 are intended to improve financial reporting by clarifying that abnormal amount of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current-period charges and by requiring the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. The guidance is effective for inventory costs incurred beginning on January 1, 2006. The adoption of SFAS No. 151 did not have a material impact on Sipex’s consolidated financial statements.

In December 2004, the FASB staff issued FSP FAS 109-1, “Application of FASB Statement No. 109, Accounting for Income Taxes, to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004” (the “FSP”) to provide guidance on the application of Statement 109 to the provision within the American Jobs Creation Act of 2004 (the “Act”) that provides tax relief to U.S. domestic manufacturers. The FSP states that the manufacturer’s deduction provided for under the Act should be accounted for as a special deduction in accordance with Statement 109 and not as a tax rate reduction. A special deduction is accounted for by recording the benefit of the deduction in the year in which it can be taken in the Company’s tax return, rather than by adjusting deferred tax assets and liabilities in the period of the Act’s enactment (which would have been done if the deduction on qualified production activities were treated as a change in enacted tax rates). The FSP was effective upon issuance. The adoption of the FSP did not have a material impact on the Company’s consolidated financial position or results of operations.

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets, an amendment of Accounting Principles Board (APB) No. 29, Accounting for Nonmonetary Transactions.” SFAS No. 153 requires exchanges of productive assets to be accounted for at fair value, rather than at carryover basis, unless (1) neither the asset received nor the asset surrendered has a fair value that is determinable within reasonable limits, or (2) the transactions lack commercial substance. SFAS No. 153 is effective for non-monetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The adoption of the standard did not have a material effect on the Company’s consolidated financial statements.

In May 2005, FASB issued SFAS No. 154, “Accounting Changes and Error Corrections.” SFAS No. 154 establishes new standards on accounting for changes in accounting principles. Pursuant to the new rules, all such changes must be accounted for by retrospective application to the financial statements of prior periods unless it is impracticable to do so. The Statement is effective for accounting changes and error corrections made in fiscal years beginning after December 15, 2005, with early adoption permitted for changes and corrections made in years beginning after May 2005. Adoption of SFAS No. 154 did not have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

In November 2005, the FASB issued FASB Staff Position (“FSP”) Nos. FAS 115-1 and FAS 124-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments (FSP 115-1),” which replaces the measurement and recognition guidance set forth in the Emerging Issues Task Force (“EITF”) Issue No. 03-01, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments,” and codifies certain existing guidance on investment impairment. FSP 115-1 clarifies that an investor should recognize an impairment loss no later than when the impairment is deemed other-than-temporary, even if a decision to sell the security has not been made, and also provides guidance on the subsequent accounting for an impaired debt security. FSP 115-1 also requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. The guidance in FSP 115-1 amends SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities” and is effective for reporting periods beginning after December 15, 2005. The Company adopted the provisions of FSP 115-1 beginning on January 1, 2006, and the adoption did not have a material impact on the Company’s financial condition or results of operations.

SIPEX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments,” an amendment of FASB Statements No. 133 and 140. SFAS No. 155 will be effective for the Company beginning in the first quarter of 2007. The Statement permits interests in hybrid financial instruments that contain an embedded derivative that would otherwise require bifurcation, to be accounted for as a single financial instrument at fair value, with changes in fair value recognized in earnings. This election is permitted on an instrument-by-instrument basis for all hybrid financial instruments held, obtained, or issued as of the adoption date. The Company is assessing the impact of the Statement.

In July 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”) as an interpretation of FASB Statement No. 109, “Accounting for Income Taxes” (“SFAS 109”). This Interpretation clarifies the accounting for uncertainty in income taxes recognized by prescribing a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This Interpretation also provides guidance on de-recognition of tax benefits previously recognized and additional disclosures for unrecognized tax benefits, interest and penalties. The evaluation of a tax position in accordance with this Interpretation begins with a determination as to whether it is more likely than not that a tax position will be sustained upon examination based on the technical merits of the position. A tax position that meets the more-likely-than-not recognition threshold is then measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement for recognition in the financial statements. FIN 48 is effective no later than fiscal years beginning after December 15, 2006, and is required to be adopted by the Company in the first quarter of its fiscal year 2007. The Company is assessing the impact of the adoption of FIN 48.

On September 13, 2006, the Securities and Exchange Commission (the “SEC”) issued Staff Accounting Bulletin No. 108 (“SAB 108”), “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements,” which provides interpretive guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment. SAB 108 is effective for companies with fiscal years ending after November 15, 2006 and is required to be adopted by the Company in its fiscal year ended December 30, 2006. The adoption of SAB 108 did not have a material impact on the Company’s financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, the FASB having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. This Statement is required to be adopted by the Company in the first quarter of its fiscal year 2008. The Company is currently assessing the impact of the adoption of this Statement.

In December 2006, the FASB staff issued FSP EITF Issue No. 00-19-2, “Accounting for Registration Payment Arrangements” which specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement, should be separately recognized and measured in accordance with FASB Statement No. 5, Accounting for Contingencies. This FSP shall be effective immediately for registration payment arrangements and the financial instruments subject to those arrangements that are entered into or modified subsequent to the date of issuance of this FSP. For registration payment arrangements and financial instruments subject to those arrangements that were entered into prior to the issuance of this FSP, this guidance shall be effective for financial statements issued for fiscal years beginning after

SIPEX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 15, 2006, and interim periods within those fiscal years. The FSP is required to be adopted by the Company in the first quarter of its fiscal year 2007. Sipex is currently assessing the impact of the adoption of this FSP.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115.” SFAS No. 159 permits companies to measure many financial instruments and certain other items at fair value at specified election dates. Unrealized gains and losses on these items will be reported in earnings at each subsequent reporting date. The fair value option may be applied instrument by instrument (with a few exceptions), is irrevocable and is applied only to entire instruments and not to portions of instruments. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. This Statement is required to be adopted by the Company in the first quarter of its fiscal year 2008. The Company is currently assessing the impact of the adoption of this Statement.

Note 3. Restructuring and Impairment of Fixed Assets

Below is a summary of the activities related to restructuring and impairment of fixed assets (in thousands):

	Facility	Employee Costs	Total Restructuring Costs	Fixed Asset Impairment
Accrual balance, December 31, 2003	$1,070	$—	$1,070	$—
Incurred in 2004	1,826	32	1,858	—
Charges utilized	(1,004)	(32)	(1,036)	—
Deferred rent adjustment	15	—	15	—
Adjustments to accrual	(60)	—	(60)	—

Accrual balance, January 1, 2005	1,847	—	1,847	—
Incurred in 2005	105	766	871	9,377
Charges utilized	(726)	—	(726)	(9,377)
Sub-lease income received	293	—	293
Adjustments to accrual	(264)	(30)	(294)

Accrual balance, December 31, 2005	1,255	736	1,991	—
Incurred in 2006	200	1,810	2,010	—
Charges utilized	(818)	(1,481)	(2,299)	(12)
Employee stock options accelerated as severance pay	—	(137)	(137)	—
Sub-lease income received	565	—	565	—
Adjustments to accrual	(209)	(54)	(263)	12

Accrual balance, December 30, 2006	$993	$874	$1,867	$—

In addition to the restructuring costs incurred above, in the fourth quarter of 2006, the Company incurred $116,000 of facility costs related to the unused fabrication portion of the Company’s headquarters facility in Milpitas, California, due to the transfer of wafer fabrication to Silan.

Restructuring

During the third quarter of 2004, Sipex entered into a sublease arrangement for a portion of the facility and decided to relocate the remaining personnel to Milpitas, California. This resulted in Sipex incurring $1.9 million of an additional restructuring accrual which reflected the Company’s plan to move the majority of remaining operations to Milpitas, California and consisted of $1.4 million for future lease payments, $447,000 write-off of leasehold improvements and $32,000 for severance payments to 12 employees.

SIPEX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

During the year ended January 1, 2005, the Company utilized $1.0 million of restructuring reserves, which primarily included $447,000 of write-off of leasehold improvements, and $463,000 of lease costs associated with the unused portion of its Billerica facility. The Company made additional adjustments to the restructuring for changes to the lease obligation totaling $60,000. For the year ended January 1, 2005, the balance of the restructuring accrual principally consisted of facility lease costs, and is expected to be paid over the next three years. The balance as of the year ended January 1, 2005 is $1.8 million, of which $566,000 was the short-term portion and $1.3 million was long-term portion.

On August 29, 2005, the Board of Directors of Sipex approved a plan to close its wafer fabrication operations located in Milpitas, California and transfer the fabrication to Silan in China to reduce costs and improve operating efficiencies. As a result, the Company recognized total restructuring charges of approximately $871,000 in the second half of 2005 including severance and retention benefits totaling $766,000 for approximately 70 employees and other exit costs of $105,000. In addition, during the third quarter of 2005, Sipex decided not to transfer the remaining operations in Billerica to Milpitas that was originally anticipated to be completed by the end of 2005. The adjustment to restructuring accrual of $294,000 during 2005 primarily included exiting costs of $213,000, offset by sublease income of $293,000 and $195,000 recorded in the third quarter of 2005 as a reduction to future lease payment obligation for not transferring such remaining operations in Billerica. Sublease income is recorded on a cash basis due to uncertainty of collectibility. The restructuring accrual balance as of December 31, 2005 consisted of short-term portion of $1.4 million and long-term portion of $584,000. The $2.0 million restructuring accrual balance included $1.2 million of facility lease costs to be paid out over the next two years and the remaining portion to be paid out in less than a year.

During the year ended December 30, 2006, for the unused portion of Billerica facility initiated in October 2003, the Company utilized the restructuring accrual totaling $726,000 which was primarily consisted of lease costs. Adjustments to the accrual for the Billerica facility primarily related to sub-lease income of $565,000 recorded on a cash basis due to the uncertainty of collectibility.

During 2006, Sipex incurred additional restructuring costs of $677,000 that related to employee retention payments for the closure of its wafer fabrication operations located in Milpitas, California, announced in August 2005. For employee costs, the Company utilized $1.4 million and recognized an expense accrual adjustment of $54,000. For facility costs related to Milpitas wafer fabrication closure, the Company recognized approximately $200,000 in expense for contract termination in the fourth quarter of 2006 associated with gas usage and service agreements with a vendor. For facility costs related to the Milpitas wafer fabrication closure, restructuring charges utilized during 2006 totaling $91,000 was for facility decontamination.

In the fourth quarter of 2006, the Company introduced a workforce reduction plan involving approximately 75 positions that was implemented in response to its transitioning to a fabless semiconductor company, optical products, reducing dependency on the commodity products and with a goal of improving cost structure. As a result, Sipex recorded total restructuring costs of $1.1 million related to employee severance compensation including $137,000 for accelerating the vesting of stock options in lieu of a severance payment for a senior executive officer. Severance payments of $122,000 were made in December 2006.

As of December 30, 2006, the balance of the restructuring accrual primarily consisted of employee severance costs, contract termination costs and facility lease costs. These costs are expected to be paid over the next 15 months. The balance of the accrual as of December 30, 2006 was $1.8 million of which $1.7 million was the short-term portion and $139,000 was the long-term portion.

SIPEX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Impairment

In the second quarter of 2005, Sipex tested its wafer fabrication asset grouping, for which cash flows from the wafer fabrication operations provide the lowest level of cash flows that are largely independent of the cash flows of other assets and liabilities of the Company, for recoverability in accordance with SFAS No. 144 given that Sipex believed that there was a significant decline in the market price of the asset grouping. An impairment loss of $9.4 million was recognized, representing the difference between the carrying value and the fair value of the wafer fabrication asset grouping.

In August 2005, the Board of Directors approved terminating the wafer fabrication operations and the sale of the related assets. Also in August 2005, the Company identified a potential buyer, Silan, who would purchase, take title to and be trained to use a substantial portion of its wafer fabrication asset grouping by the end of the third quarter of 2006. Accordingly, the Company continued to use the wafer fabrication assets until September 2006 and recorded depreciation expense based on the estimated remaining useful life at the time of impairment.

The Company recognized an additional impairment loss of $12,000 resulting from the sale of wafer fabrication equipment and machinery in Milpitas, California, in the fourth quarter of 2006. These wafer fabrication assets had been impaired in the second quarter of 2005. Net proceeds from the sale totaled $1.1 million.

Note 4. Inventories

Inventories are as follows (in thousands):

	2006	2005
Raw materials	$768	$223
Work-in-process	10,518	10,297
Finished goods	4,300	2,880

	$15,586	$13,400

Note 5. Property, Plant and Equipment

Property, plant and equipment are as follows (in thousands):

	2006	2005
Land	$5,957	$5,957
Building and improvements	23,614	23,614
Machinery and equipment	11,713	13,503
Furniture, fixtures and office equipment	7,454	6,926
Leasehold improvements	357	326

	49,095	50,326
Less accumulated depreciation and amortization	29,982	24,523

	$19,113	$25,803

In September 2005, the Company tested its Milpitas corporate headquarters facility given that Sipex believed that there was a significant decline in the market price of the facility and determined that the carrying amount might not be recoverable. The headquarters facility housed the wafer fabrication operations as well as the sales and marketing department, the research and development department and the corporate administration

SIPEX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

functions. The Milpitas corporate headquarters facility does not have identifiable cash flows that are largely independent of the cash flows of other assets and liabilities of the Company. Accordingly, the Milpitas corporate headquarters facility, which includes all assets located at the Milpitas facility except for the wafer fabrication asset grouping, is included in the asset grouping which includes all assets and liabilities of the Company. No impairment loss was recognized given the carrying value of all assets and liabilities of the Company was less than the fair value, determined based on the quoted market value of the Company.

In November 2005, the Board of Directors approved the sale of the Company’s Milpitas corporate headquarters facility. As a result of this decision, the Company reduced the remaining estimated depreciable life for its headquarters building and related improvements from 25 years to approximately four months (See Note 11 regarding the sale and leaseback arrangement for Sipex’s headquarters facility), or through March 2006, the date the Company expected the sale leaseback of the Milpitas corporate headquarters facility would qualify as a sale. This change resulted in an increase in depreciation expense recorded in the fourth quarter of 2005 of $6.5 million (with $4.3 million included in cost of sales) and in the first quarter of 2006 of $6.7 million (with $4.5 million included in cost of sales). In March 2006, the Company revised the remaining depreciable life of the Milpitas corporate headquarters facility (see Note 2) when it was determined that the sale leaseback did not qualify as a sale transaction and was required to be accounted for as a financing transaction.

Note 6. Accrued Expenses

Accrued expenses are as follows (in thousands):

	2006	2005
Accrued compensation and benefits	$2,815	$2,959
Accrued provision for purchase commitment on excess inventories	1,417	—
Accrued interest and related derivative liability	679	8
Accrued audit fees	574	2,607
Accrued commissions	444	309
Accrued income taxes	340	248
Accrued warranty	259	87
Accrued legal fees	251	365
Accrued royalties	19	185
Other	387	514

	$7,185	$7,282

Note 7. Borrowing Arrangements

On July 21, 2005, Sipex entered into a Loan and Security Agreement (the “Agreement”), as amended, with Silicon Valley Bank, which has an expiration date of September 29, 2007. The Agreement provides for a secured revolving line of credit with aggregate borrowings up to $5,000,000 limited to the available borrowing base (eligible accounts receivable as defined in the Agreement) plus $2,000,000. Available borrowings are further reduced by letters of credit which may be issued under the Agreement on behalf of the Company. Borrowings under the revolving line of credit bear an interest rate, chosen by Company, either at the bank’s prime rate or LIBOR rate (depending upon the interest period of one, two or three months selected by Sipex) plus 2.75%. Under the Agreement, Sipex has granted the bank a security interest in all presently existing and later acquired collateral, including but not limited to goods, equipment, inventory, contract rights, and financial assets with the exception of Sipex’s headquarters property in Milpitas, California, which was sold in March 2006 (See Note 11). On March 9, 2006, Sipex entered into a sale and leaseback transaction with Mission West Properties, L.P. for its

SIPEX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

headquarters facility, located at 233 South Hillview Drive in Milpitas, California. Sipex has provided a security deposit of $1,265,000 in the form of an irrevocable standby letter of credit issued to Mission West Properties, L.P. under its $5,000,000 line of credit with Silicon Valley Bank. In respect to financial covenants, the Agreement requires the Company to maintain a minimum liquidity ratio for each quarter ended not less than 2.50:1.00 which is calculated as the sum of (i) unrestricted cash and cash equivalents, short-term marketable securities and 50% of consolidated accounts divided by (ii) the outstanding borrowings from the bank. In addition, Sipex is required to maintain a minimum amount of tangible net worth (as defined in the Agreement) as of the last day of each quarter.

The agreement contains additional affirmative covenants, including, among others, covenants regarding the payment of taxes and other obligations, maintenance of insurance, reporting requirements and compliance with applicable laws and regulations. In addition, the agreement contains negative covenants limiting our ability to dispose of assets, change our business plans, be acquired or beneficially owned, merge or consolidate, incur indebtedness, grant liens, make investments, pay dividends, repurchase stock, and pay subordinated debt. The agreement contains events of default that include, among others, non-payment of principal, interest or fees, inaccuracy of representations and warranties, violations of covenants, bankruptcy and insolvency events, any material adverse change, material judgments, cross defaults to certain other indebtedness and seizure of assets. The occurrence of an event of default will increase the applicable rate of interest by 5.0% and would, unless waived by Silicon Valley Bank, result in the immediate payment of all of our obligations under the agreement. As of December 30, 2006, the unused portion of the line of credit was $3,735,000.

As part of the Agreement, in addition to the $5,000,000 secured revolving line of credit, Sipex can borrow under the term loans from September 28, 2006 to December 31, 2006 in an aggregate amount not to exceed $2,000,000. Interest accrues from the date of each term loan at a fixed rate of 9.25%. Each term loan shall be payable in thirty-six (36) equal monthly installments of principal plus accrued interest. When repaid or prepaid, the term loan may not be re-borrowed. As of December 30, 2006, $2,000,000 term loan was outstanding, of which $667,000 was the short-term portion and $1,333,000 was the long-term portion. If Sipex is unable to satisfy the financial covenant requirements and is unable to obtain a waiver from the bank, the Company may be required to repay the outstanding borrowing amounts and/or classify such amounts as short-term bank borrowing.

On January 19, 2006, Sipex announced the completion of a $7.0 million private loan financing in which Sipex issued a 9% secured note with convertible interest due January 19, 2008 to an affiliate of Future (See Note 2). The note was secured by a deed of trust on the Company’s headquarters property located in Milpitas, California. Accrued interest on the loan was convertible into Sipex’s common stock at the option of the holder on January 19, 2007 and January 19, 2008. The conversion price would be the volume weighted average price for sales of the common stock during the 20 trading days prior to the date of conversion. The holder of the note could require repayment of the note in the event of a change of control of Sipex or the sale of the property subject to the deed of trust. The note was subject to customary events of default. Interest on the note accrued at 9% compounded quarterly and was payable at maturity. The note was subsequently paid off in cash in March 2006.

On March 29, 2007, the Company entered into a Securities Purchase Agreement with Rodfre, an affiliate of Future. This agreement creates a promissory note facility that provides that from time to time the Company may issue to Rodfre up to $10.0 million worth of 9% Unsecured Junior Notes in exchange for cash equal to the principal amounts of each note. The notes have customary events of default, including defaults upon failure to pay interest or principal amounts when due, breach of covenants (with a 15 day grace period), breach of representations and warranties, default on other indebtedness in excess of $1.0 million, or upon insolvency events. The holders of the notes will also have the option of demanding repayment of any outstanding amounts owed pursuant to the notes within 30 days of a change of control of Sipex.

SIPEX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 8. Income Taxes

In the accompanying consolidated statements of operations, “Loss before income tax expense (benefit)” includes the following components for the years ended December 30, 2006, December 31, 2005 and January 1, 2005 (in thousands):

	2006	2005	2004
Domestic	$(40,930)	$(37,910)	$(23,019)
Foreign	(179)	(5)	138

Loss before income tax expense (benefit)	$(41,109)	$(37,915)	$(22,881)

Total federal, state and foreign income tax expense (benefit), consists of the following (in thousands):

	2006			2005			2004
	Deferred	Current	Total	Deferred	Current	Total	Deferred	Current	Total
Federal	$—	$—	$—	$—	$—	$—	$—	$—	$—
State	—	(10)	(10)	—	4	4	—	(14)	(14)
Foreign	—	135	135	—	188	188	—	(119)	(119)

Total expense (benefit)	$—	$125	$125	$—	$192	$192	$—	$(133)	$(133)

The actual tax expense (benefit) differs from the “expected” statutory tax expense as follows (in thousands):

	2006	2005	2004
Tax benefit at statutory rate	$(14,388)	$(13,270)	$(8,008)
State income tax, net of federal income tax expense (benefit)	(10)	4	(14)
Non-deductible expenses	872	40	39
Foreign taxes on branch income and tax rate differential	135	188	(119)
Tax credits	(606)	(928)	(491)
Losses not benefited/change in valuation allowance	14,122	14,158	8,460

Actual tax expense (benefit)	$125	$192	$(133)

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 30, 2006 and December 31, 2005 are as follows (in thousands):

	2006	2005
Current deferred tax assets:
Inventories, primarily write-downs not currently deductible	$4,127	$5,049
Accounts receivable	389	503
Deferred revenue	3,170	3,064
Accrued expenses and reserves not currently deductible	7,944	2,659

Total current deferred tax assets before valuation allowance	15,630	11,275
Valuation allowance—current	(15,630)	(11,275)
Noncurrent deferred tax assets:
Net operating loss carryforwards	77,083	63,468
Tax credit carryforwards	5,405	5,232

Total noncurrent deferred tax assets before valuation allowance	82,488	68,700
Valuation allowance—noncurrent	(77,033)	(67,810)

Deferred tax liabilities:
Fixed assets, due to differences in depreciation	(5,455)	(890)

Net deferred tax assets	$—	$—

SIPEX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

At December 30, 2006, the Company had U.S. net operating loss carry forwards of approximately $207.4 million, which are available to offset future Federal taxable income. These losses expire during the years 2007 through 2026. As of December 30, 2006, a substantial amount of the net operating loss carry forwards are subject to annual limitations as a result of IRC Section 382 ownership changes, which have occurred in prior years.

At December 30, 2006, the Company had Massachusetts and California net operating loss carry forwards of approximately $131.7 million and $73.6 million, respectively. The Massachusetts net operating loss expires during the years 2007 through 2011, while the California net operating loss expires from 2012 through 2016.

The valuation allowance increased by $13.6 million, $13.3 million and $9.6 million for the years ended 2006, 2005 and 2004, respectively. In assessing the net realizable value of deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become taxable. Management considers the scheduled reversals of deferred tax liabilities, projected future taxable income over the periods which the deferred tax assets are deductible. Based on these considerations, management believes that it is more likely than not that the deferred tax assets at December 30, 2006 will not be realized in the future. At December 30, 2006, approximately $1.8 million of the valuation allowance was attributable to stock compensation expense for tax purposes, that tax benefit of which, when realized, will be credited to stockholders’ equity.

As of December 30, 2006, the Company also had federal and California research and development credit carry forwards of approximately $3.1 million and $3.5 million respectively. The federal credit expires from 2010 to 2026, and the California credit may be carried forward indefinitely. The Company also has approximately $2.1 million of California manufacturer’s investment credit carry forwards, which expire from 2007 to 2013, and $0.1 million of Massachusetts investment tax credit carry forwards, which may be carried forward indefinitely.

United States federal income taxes have not been provided for the undistributed earnings of the Company’s foreign subsidiaries. These undistributed earnings aggregated $195,000 at December 30, 2006, and it is the Company’s intention that such undistributed earnings be permanently reinvested offshore under APB 23. The Company would be subject to additional United States taxes if these earnings were repatriated. Determination of the amount of unrecognized deferred income tax liability related to these earnings is not practicable.

On October 22, 2004, the President signed the American Jobs Creation Act of 2004 (the “Act”). Among other provisions, the Act includes a temporary incentive for U.S. corporations to repatriate accumulated income earned abroad. We currently do not intend to repatriate foreign earnings under the Act. It is not anticipated that the other provisions of the Act will have a material impact on the Company’s effective tax rate.

Note 9. Stockholders’ Equity

Issuance of Common Stock to Related Party

In February 2004, the affiliates of Future exercised the conversion rights to convert the first note (sold on September 27, 2002) with an attached warrant and the second note (sold on June 20, 2003) into an aggregate of 2.3 million shares of the Company’s common stock. A total of $22.6 million of principal portion of long-term debt, net of $1.2 million in unamortized discount and $0.2 million in unamortized issuance cost, was extinguished. On August 5, 2004, the affiliates of Future exercised the warrant attached to the first note to purchase 450,000 shares of Sipex’s common stock at an exercise price of $5.8916 per share for a total of $2,651,000. On December 21, 2006 an affiliate of Future exercised its warrants attached to the 2006 Notes (see Note 12) to purchase 419,776 of the Company’s common stock at an exercise price of $6.432 per share for a total of $2,700,000.

SIPEX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Stock Option Plans

Sipex currently maintains five option plans. They are the 1997 Stock Option Plan, 1999 Stock Option Plan, 2000 Non-Qualified Stock Option Plan, 2002 Non-statutory Stock Option Plan and 2006 Equity Incentive Plan under which 0.6 million, 0.6 million, 0.3 million, 1.0 million and 0.8 million shares were reserved for issuance, respectively. The plans generally allow for options which vest ratably over five years from the date of grant for options granted before May 2002 and four years for options granted after April 2002. These options expire ten years from the date of grant. In October 2002, the Board of Directors voted to reduce the number of shares available for issuance under 2000 Non-qualified Stock Option Plan to 335,995. Approximately 3,761,000 stock options were outstanding as of December 30, 2006 for all plans. As of December 30, 2006, approximately 930,000 stock options were available for grant under all plans.

In the fourth quarter of 2006, the Company accelerated the vesting of 220,000 stock options for three former directors of its board upon their departures. As a result, the Company recorded additional $138,000 stock-based compensation expense for the year ended December 30, 2006. During the same period, Sipex recorded additional employee stock-based compensation of $137,000 as restructuring expense for accelerating vesting of 125,000 stock options in lieu of a severance payment made to a senior executive officer.

On August 29, 2005, Sipex’s Board of Directors approved the repricing of the employee stock options outstanding under its stock option plans, effective as of the close of business on September 6, 2005 with the exception that options granted pursuant to the Sipex Corporation 1999 Stock Plan and options granted to Sipex’s current CEO and directors would not be repriced. In addition, outstanding options with current exercise prices below the fair market value of Sipex’s common stock at the close of business on September 6, 2005 will also not be subject to the repricing. As such, approximately 1,228,000 options held by 235 employees, with a weighted-average exercise price of $12.44 were modified on September 6, 2005 to lower the option exercise price to $3.80 which equals to the fair market value of Sipex’s common stock at the close of business as disclosed on the “Pink Sheets” on that date. No other changes were made to the terms of the repriced stock options. Compensation expense associated with the option repricing was recorded until the options were exercised, cancelled, or otherwise expired and the expense or benefit for the increase or decrease, respectively, in the fair market value of the Company’s common stock in excess of the option’s exercise price was recognized immediately for the vested options and over the vesting period using an accelerated method for unvested employee options. For the year ended December 31, 2005, no compensation expense was recorded related to the repriced options as Sipex stock price at the end of the year was lower than the exercise price of the repriced options. The variable accounting associated with the repriced options ceased upon the adoption of SFAS No. 123R, effective January 1, 2006.

During 2005 Sipex recorded $60,000 in stock-based compensation expense due to the extension of the exercise period on a stock option granted to a former executive. During 2004, the Company recorded $44,000 in stock compensation resulting primarily from the accelerated vesting of stock options to former executives at the time of termination.

SIPEX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

A summary of Sipex’s stock option activity for the years ended December 30, 2006, December 31, 2005 and January 1, 2005 is presented below (in thousands, except per-share amounts).

	2006		2005		2004
	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price
	(In thousands)		(In thousands)		(In thousands)
Outstanding at beginning of year	3,259	$5.74	2,726	$11.96	3,285	$11.02
Granted	912	6.20	1,409	3.70	823	11.31
Exercised	(195)	3.73	(78)	5.92	(689)	6.16
Forfeited or expired	(215)	7.04	(798)	10.14	(693)	12.44

Outstanding at end of year	3,761	$5.88	3,259	$5.74	2,726	$11.96

Vested and expected to vest at December 30, 2006	3,553	$5.91

Exercisable at December 30, 2006	1,867	$6.47

The following table summarizes information about Sipex’s stock options outstanding at December 30, 2006 (in thousands, except number of years and per-share data):

	Options Outstanding			Options Exercisable
	Number of Shares	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price
Range of Exercise Prices
$ 2.00—$ 3.36	323	7.62 years	$2.89	167	$2.54
$ 3.40—$ 3.40	651	7.85 years	$3.40	339	$3.40
$ 3.44—$ 3.78	272	8.76 years	$3.60	174	$3.58
$ 3.80—$ 3.80	975	6.50 years	$3.80	698	$3.80
$ 3.82—$ 5.20	386	8.81 years	$4.10	83	$4.14
$ 5.62—$ 6.90	419	9.50 years	$6.28	23	$6.72
$ 7.00—$ 9.14	382	9.17 years	$8.43	105	$8.81
$ 9.56—$43.00	331	6.38 years	$16.99	256	$17.96
$56.63—$56.63	8	3.55 years	$56.63	8	$56.63
$57.50—$57.50	14	3.59 years	$57.50	14	$57.50

	3,761	7.81 years	$5.88	1,867	$6.47

Employee Stock Purchase Plan

In January 1996, the Board of Directors approved the 1996 Employee Stock Purchase Plan, pursuant to which Sipex is authorized to issue up to 250,000 shares of common stock to its full-time employees, nearly all of whom are eligible to participate. In October 2002, the Board of Directors voted to reduce the number of shares available for issuance under the 1996 Employee Stock Purchase Plan to 200,000 shares. On May 27, 2004, the Company’s stockholders approved an increase of 150,000 shares of common stock reserved for grant under such Plan. Under the terms of the Plan, employees can choose to have up to 10 percent of their annual base earnings withheld each year to purchase Sipex’s common stock. The purchase price of stock is 85 percent of the lower of its beginning-of-period or end-of-period market price. As of December 30, 2006, approximately 122,000 shares were available for issuance under the Plan.

SIPEX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 10. Accrued Warranty

Products are sold with warranties ranging from one to two years depending upon the customers. Reserve requirements are recorded in the period of sale and are based on an assessment of the products sold with warranty and historical warranty costs incurred. The Company also assesses its pre-existing warranty obligations and may adjust the amounts based on actual experience or changes in future expectations.

Changes in Sipex’s warranty liability during the years are as follows (in thousands):

	2006	2005	2004
Beginning balance	$87	$228	$195
Warranty claims	(28)	(60)	(192)
Accruals for the period	200	(81)	225

Ending balance	$259	$87	$228

Note 11. Lease Financing Obligation

On March 9, 2006, the Company entered into an Agreement for Purchase and Sale of Real Property with Mission West Properties, L.P. The agreement provides for the sale of the Company’s headquarters facility, located at 233 South Hillview Drive in Milpitas, California (the “Hillview facility”), to Mission West Properties, L.P. for a price of $13.4 million in cash. The Company incurred commission and selling costs of $0.8 million. The Hillview facility primarily consists of two connected buildings with approximately 95,700 total square feet (which includes 20,000 square feet of Class 10 clean room), 293 on-site surface parking spaces, and the underlying land with improvements and all fixtures attached thereto. Simultaneously, the Company entered into a Standard Form Lease agreement to lease back the Hillview facility from Mission West Properties, L.P. The lease term is 60 months with average lease payments of approximately $1.4 million per year. Further, the Company will have an option to extend the lease for an additional five years when the current term expires.

The Company provides a security deposit of $1.3 million in the form of an irrevocable standby letter of credit issued to Mission West Properties, L.P. under its $5.0 million revolving line of credit with Silicon Valley Bank. The security deposit is held as security for the faithful performance by Sipex for all of the terms, covenants, and conditions prescribed under the lease agreement. Accordingly, the Company has accounted for this sale and leaseback transaction as a financing transaction shown on the condensed consolidated balance sheet as “lease financing obligation.” With the initial obligation recorded at $12.6 million which represents net proceeds from the sale of the Hillview facility, no gain or loss was recorded upon the sale. The effective-interest rate for the lease financing obligation is 9.3% which approximates the Company’s estimated borrowing rate at that time. Depreciation for the Hillview facility is recorded over the straight-line method for the remaining useful life.

Fiscal year ending December
2007	$1,329
2008	1,368
2009	1,408
2010	1,449
2011	11,454

Total minimum lease payments	17,008
Less: amount representing interest	4,665

Present value of minimum lease payments	12,343
Less: current portion of lease financing obligation	191

Long-term lease financing obligation	$12,152

SIPEX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the year ended December 30, 2006, interest expense totaled $927,000 for the lease financing obligation.

Note 12. Convertible Senior Notes

Terms and Conditions

On May 18, 2006, Sipex issued $30.0 million of 5.5% Redeemable Convertible Senior Notes due 2026 (“2006 Notes”) in a private placement. Rodfre, an affiliate of Future, purchased 50% of the 2006 Notes or $15.0 million aggregate principal amount being sold in this offering. The remainder of the 2006 Notes was purchased by other accredited investors. The Company intends to use the net proceeds of approximately $29.0 million for general corporate purposes.

The 2006 Notes will mature on May 18, 2026 and bear interest at an annual rate of 5.5% payable semi-annually on May 15 and November 15 of each year, beginning on November 15, 2006. Sipex may pay interest in cash or, solely at its option, in shares of its common stock. However, Sipex may only make interest payments in shares of its common stock if certain conditions in the indenture are met, including, among other things, that a registration statement related to shares issuable under the terms of the 2006 Notes and related warrants as noted below has been declared effective and is available for the resale of any such interest shares, or other exemption from federal securities laws is available for the resale of such interest shares, and that Sipex’s common stock is listed on the Nasdaq Global Market, the New York Stock Exchange or another national exchange. In addition, common stock used to pay any such interest will be valued at ninety percent (90%) of the market price of the common stock as of two days prior to the date of payment of such interest.

The 2006 Notes are convertible into Sipex’s common stock at any time prior to maturity, initially at a conversion price of $5.36 per share, subject to adjustment upon certain events, including, among other things, dividends, stock splits and recapitalizations. If fully converted, the principal amount of the 2006 Notes would convert into 5,597,015 shares of the Company’s common stock.

At any time prior to maturity, the Company may elect to automatically convert some or all of the 2006 Notes into shares of Sipex’s common stock if the daily closing price of its common stock exceeds one hundred fifty percent (150%) of the then applicable conversion price (initially $8.04 per share) for 20 trading days during any 30 trading-day period ending within 5 days of the notice of automatic conversion and either (a) a registration statement covering the resale of the common stock issued upon conversion is effective and available for use from the date Sipex notifies the holder of the 2006 Notes of the automatic conversion and Sipex reasonably expects such registration statement to remain effective through and including the earlier of the date of the automatic conversion or the last date on which the registration statement registering the resale of such common stock is required to be kept effective under the terms of the registration rights agreement, or (b) the common stock to be issued upon conversion may be sold pursuant to Rule 144(k) under the Securities Act.

At any time on or after May 21, 2009, Sipex may redeem some or all of the 2006 Notes at 100% of the principal amount plus accrued and unpaid interest to, but excluding, the redemption date. If Sipex elects to redeem the 2006 Notes, it will provide notice of redemption to the holders of the 2006 Notes not less than 20 days and not more than 90 days before the redemption date.

The holders of the 2006 Notes may require Sipex to repurchase the 2006 Notes for cash on May 15, 2011, May 15, 2016 or May 15, 2021, at a price equal to 100% of the principal amount plus accrued and unpaid interest, if any, to, but excluding, the applicable repurchase date.

SIPEX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Upon a change of control or a termination of trading that occurs after such time as Sipex’s common stock has been listed for trading on the Nasdaq Global Market, the New York Stock Exchange or other national automated quotation system or securities exchange, the holders of the 2006 Notes may require Sipex to repurchase the 2006 Notes in cash at a price equal to 100% of the principal amount of the 2006 Notes plus accrued and unpaid interest, if any, to, but excluding the applicable repurchase date.

The 2006 Notes contains certain covenants applicable to Sipex, including a covenant restricting the amount of indebtedness that Sipex can incur that is senior or pari passu with the 2006 Notes to an aggregate principal amount of $7.5 million, unless such restriction is waived by holders of over 662/3% of the principal amount of the 2006 Notes then outstanding. In addition, an event of default would occur under the 2006 Notes for a number of reasons, including the Company’s failure to pay when due any principal, interest or late charges on the 2006 Notes, the default and acceleration of indebtedness with the Company’s bank and other lenders in amounts greater than $2.5 million, certain events of bankruptcy and its breach or failure to perform certain representations and obligations under the 2006 Notes. Upon the occurrence of an event of default, the Company’s obligations under the 2006 Notes may become due and payable in accordance with the terms thereof. Further, the holders of the 2006 Notes have imposed dividend restriction on Sipex.

In conjunction with the issuance of the 2006 Notes, the Company issued warrants to purchase an aggregate of 839,552 shares of its common stock to the accredited investors. Each warrant is exercisable for one share of Sipex’s common stock at an initial exercise price of $6.432 per share, subject to adjustment upon certain events, including, among other things, dividends, stock splits and recapitalizations. The warrants are exercisable (in whole or in part) at any time on or before May 18, 2011, unless earlier terminated by Sipex. On December 21, 2006, Rodfre paid $2.7 million to exercise its warrant for 419,776 of Sipex common stock at $6.432 per share. As of December 30, 2006, the affiliates of Future held 8.6 million shares, or 47% of the Company’s outstanding capital stock.

At any time after May 18, 2009, Sipex may terminate the remaining warrants if the closing price of its common stock exceeds 200% of the exercise price for at least 20 trading days during any 30 trading-day period. Such warrants will expire 90 days after the mailing date of the notice of termination. Any unexercised warrants with exercise prices below the then current fair market value as of the date of termination will automatically be deemed exercised in full pursuant to a cashless exercise. Each of the unexercised warrants will expire at 5:00 p.m., New York City time, on May 18, 2011, unless earlier terminated as described above.

As Sipex was not current in its SEC filings by August 15, 2006, Sipex incurred additional interest on the 2006 Notes at an annual rate of 1.5% for the period beginning August 16, 2006 and ending on September 21, 2006, the date that the Company’s filings became current. In addition, Sipex’s common stock was not listed on the Nasdaq Global Market, the New York Stock Exchange or another national exchange or automated quotation system by December 31, 2006. Sipex will pay additional interest on the 2006 Notes at an annual rate of 1.5% for the period beginning January 1, 2007 through the date that its common stock becomes listed for trading on one of the national exchanges.

As part of the 2006 Note agreements, Sipex also entered into a Registration Rights Agreement (the “Registration Rights Agreement”), pursuant to which Sipex has agreed to file with the SEC a registration statement covering the resale of the 2006 Notes, the warrants and the shares of Sipex’s common stock issuable upon conversion of the 2006 Notes and exercise of the warrants no later than August 15, 2006 and to have the registration statement declared effective no later than December 31, 2006. Since Sipex did not file the registration statement by August 15, 2006, Sipex will be required to pay certain “registration delay payments,” up to an annual rate of 1.2%, as calculated in the Registration Rights Agreement, with respect to solely the 2006 Notes.

SIPEX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The aforementioned additional interest and registration delay payments are collectively referred as the penalties (the “penalties”). The Company filed all its late Forms 10-K and 10-Q to the SEC by September 21, 2006 and incurred such penalties and recorded additional interest expense of $119,000 relating to the penalties for the year ended December 30, 2006.

Valuation of the 2006 Notes, Beneficial Conversion Feature, Warrants and Penalties

The 2006 Notes were initially recorded during the second quarter of 2006 at $25.4 million representing their face values of $30.0 million, less estimated fair values of the freestanding warrants ($1.6 million), beneficial conversion feature of the 2006 Notes ($1.6 million), derivatives liability relating to the additional interest expense and registration delay penalties ($134,000), and debt issuance costs ($1.2 million). The difference between the initial recorded value and the face value of the 2006 Notes is being amortized to interest expense using the effective interest method through May 2011. The effective interest rate is 9.5% which approximates the Company’s estimated borrowing rate.

The estimated fair value of the warrants of $1.6 million is accounted for as a freestanding warrant. The Company also recorded the $1.6 million estimated value of the beneficial conversion feature of the 2006 Notes. The Company applied the guidance from Emerging Issues Task Force, “EITF” Issue No. 98-5, “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios” and EITF Issue No. 00-27, “Application of Issue No. 98-5 to Certain Convertible Instruments” in accounting for the 2006 Notes, the accompanying warrants and the value of the beneficial conversion feature. Pursuant to EITF Issue No. 05-04 “The Effect of a Liquidated Damages Clause on a Freestanding Financial Instrument Subject to EITF Issue No. 00-19, ‘Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock’,” the Company combined the obligation to make registration delay payments and other interest penalty payments related to listing of the Company’s stock with the convertible senior notes for accounting purpose. Furthermore, these penalty obligations have been bifurcated from the combined instruments and accounted for as a derivative. The $134,000 derivative liability for the penalties recorded represents the estimate fair value of such obligation as of the date of issuance of the 2006 Notes relating to the penalties to be incurred in the event certain regulatory filings are not made in a timely manner and in the event of non-timely listing of the stock on an exchange. The fair value of the freestanding warrants and the estimated value of the beneficial conversion feature were recorded to increase the additional paid-in capital while the estimated fair value of the penalties was recorded as a derivative liability.

The issuance costs totaled $1.3 million of which $1.2 million related to debt issuance costs and $71,000 related to warrant issuance costs. The $1.2 million, which includes placement agent fees of $900,000 on the $15.0 million of the 2006 Notes not sold to Future, is being amortized as part of interest expense over a five-year period. The Company reduced additional paid-in-capital by $71,000 related to warrant issuance costs.

For the year ended December 30, 2006, Sipex recorded $452,000, which included $119,000 penalties, as an increase to interest expense resulting from the upward revaluation of the estimated fair value of the derivative liability. The estimated fair value of the derivative liability as of December 30, 2006 was $467,000. For the year ended December 30, 2006, the Company recorded interest expense of $1.5 million under the effective interest method which included $1.0 million for interest at 5.5% and $472,000 for amortization of discounts and debt issuance costs.

Note 13. Employee Benefit Plan

The Company has a defined contribution 401(k) retirement plan, covering substantially all employees. Sipex discontinued its 50% match for contributions made by employees up to 6% of their annual compensation in 2002 and started to contribute again in 2003. During 2004 Sipex discontinued the 50% match again. In July 2005, the

SIPEX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Company reinstated the 401(k) matching plan whereby the Company matches 50% of employee contribution of up to 3% of their annual compensation (or maximum of 1.5% of annual salary). Sipex can also make a discretionary contribution to the plan. Employee contributions vest immediately and employer contributions vest ratably over five years. Participants are entitled, upon termination or retirement, to their vested portion of retirement fund assets which are held by a corporate trustee. During 2006, 2005 and 2004, employer contributions to the plan were approximately $223,000, $106,000, and $137,000, respectively.

Note 14. Commitments and Contingencies

Sipex leases facilities under operating leases expiring through 2015. Rent expense was approximately $614,000, $636,000 and $600,000 for the years ended December 30, 2006, December 31, 2005 and January 1, 2005, respectively. During 2006, the Company received approximately $565,000 in sublease income from four tenants at its facility in Billerica, Massachusetts.

Minimum lease payments under operating leases are approximately as follows (in thousands):

2007	$1,201
2008	522
2009	236
2010	168
2011	147
Thereafter	24

Total	$2,298

On August 21, 2003, Sipex announced an exclusive sourcing agreement with PolarFab, a US-based semiconductor foundry. The Company is under obligation to make minimum purchase commitments based on quarterly rolling forecasts extending out to one year. The Company has also agreed to purchase no less than 50% of the rolling forecast on an ongoing basis through the term of this agreement. The initial term of the agreement is five years with renewals on a negotiated basis. As of December 30, 2006, the minimum purchase commitment with PolarFab was approximately $3.7 million for the following twelve months.

On July 2, 2004, the Company entered into an agreement to use certain licensed tools for circuit design and development as well as maintenance support for a total future payment commitment of $2.5 million over the next three and one-half years. The contract requires the Company to deposit 75% of the total commitment in a certificate of deposit account. As of December 30, 2006, the deposit amount was at $350,000, which is included in the accompanying consolidated balance sheet as restricted cash.

On December 20, 2005, Sipex entered into an agreement to use a fast simulator software tool for improvement of its product development. A commitment of future payments including maintenance support fees totaled $467,000 to be paid over the next three years. The agreement expires on December 19, 2008.

On February 27, 2006, Sipex entered into a definitive Master Agreement with Silan. This transaction was related to closing the Company’s wafer fabrication operations located in Milpitas, California and that Sipex and Silan would work together to enable Silan to manufacture semiconductor wafers using the Company’s process technology. The Master Agreement includes a Process Technology Transfer and License Agreement which contemplates the transfer of eight (8) of the Company’s processes and related product manufacturing to Silan. Once Sipex confirms to Silan that the process qualification wafers and product qualification wafers (under a Wafer Transfer Agreement) conform to the Company’s specifications, Silan shall commence commercial

SIPEX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

manufacturing for the Company. Subject to the Company’s option to suspend in whole or in part, there is a purchase commitment under the Wafer Supply Agreement obligating Sipex to purchase from Silan an average of at least one thousand (1,000) equivalent wafers per week, calculated on a quarterly basis, for two years. As of December 30, 2006, Silan had not conformed to the Company’s specifications relating to the process qualification wafers and product qualification wafers.

In May 2006, Sipex entered into a private label agreement with BCD Semiconductor Manufacturing Limited (“BCD”). The Company is obligated to purchase parts no less than one-third of the amount of the rolling six-month forecast. As of December 30, 2006, the minimum purchase commitment with BCD was $0.4 million for the next six months.

In June of 2006, Sipex entered into an agreement for verification software tools used for IC design. A commitment of future payments including maintenance support fees totaled $489,000 to be paid over the next three years. The agreement expires in June 2009.

As of December 30, 2006, Sipex had future wafer purchase commitment totaling approximately $1.0 million with Episil for non-cancelable purchase orders issued. Currently, the Company does not have a minimum purchase agreement with Episil.

Legal Proceedings

The Company is subject to legal proceedings, claims, and litigation arising in the ordinary course of business including those described below. The Company defends itself vigorously against any such claims. The outcome of certain of these matters below is currently not determinable, and an unfavorable outcome could have a material adverse effect on the Company’s consolidated financial position, results of operations, or cash flows.

Class Action Securities Litigation

Beginning on or about January 24, 2005, four securities class action suits were filed against the Company’s and certain of its current and former officers and directors. All complaints were filed in the United States District Court for the Northern District of California, San Francisco. The captions of the cases were as follows: Keller v. Sipex Corporation, et al., (05-CV-00331) (WHA), Coil Partners LLC v. Sipex Corporation, et al., (05-CV-00392) (WHA), Levy v. Sipex Corporation, et al., (05-CV-00505) (WHA), and Jacobson v. Sipex Corporation, et al., (05-CV-00712) (WHA).

The securities class action suits were filed on behalf of the purchasers of Sipex’s common stock in various class periods, beginning on or about April 10, 2003 and ending on January 20, 2005. The plaintiffs in these cases alleged, among other things, violations of sections 10(b) and 20(a) of the Exchange Act, as amended, and Rule 10b-5 promulgated thereunder, and sought unspecified monetary damages and other relief against all defendants. Specifically, the complaints alleged that Sipex and the individual defendants made false or misleading public statements regarding its financial results during the class periods.

On March 25, 2005, four lead plaintiff motions were filed asking the Court to consolidate the class actions. Prior to the hearing on the lead plaintiff motions, the Levy and Keller plaintiffs voluntarily agreed to dismiss their complaints. On May 12, 2005, the Court consolidated the remaining cases under the caption In re Sipex Corporation Securities Litigation , Master File No. 05-CV-00392. Defendants Clyde Ray Wallin and Doug McBurnie were voluntarily dismissed from the action on August 16, 2005, and defendant Phil Kagel was granted a motion to dismiss on November 17, 2005.

SIPEX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

On January 18, 2006, the Court preliminarily approved the settlement of the class action lawsuit. The settlement provided for a payment of $6.0 million to the plaintiffs and was entirely funded by proceeds from the Company’s directors’ and officers’ insurance policy. The specific terms for distribution of the settlement fund to class members were disclosed in a notice which was sent to the class members. On April 6, 2006, the United States District Court for the Northern District of California, San Francisco, approved the final settlement of the securities class action lawsuit.

Stockholder Derivative Litigation

On February 8, 2005, a putative stockholder derivative suit was filed in the Superior Court of the State of California, County of San Mateo, on behalf of Sipex against certain of its current and former officers and directors for alleged fiduciary duty violations, gross negligence, unjust enrichment and breach of contract ( Lie v. McBurnie, et al ., CIV444748). On March 25, 2005, a second putative stockholder derivative suit was filed in the Superior Court of the State of California, County of Santa Clara, on behalf of Sipex against certain of its current and former officers and directors for alleged fiduciary duty violations, abuse of control, gross mismanagement, waste of corporate assets and unjust enrichment ( Nagdev v. Maghribi, et al ., 105CV038114).

The derivative complaints were based on similar facts and events as those alleged in the securities class action suits. Specifically, the complaints alleged that the individual defendants deliberately damaged Sipex by, among other things, causing the Company to improperly recognize and report revenue, causing Sipex to issue false and misleading statements about its financial results, exposing Sipex to liability for securities fraud, and damaging its reputation.

On April 22, 2005, defendants in the Lie derivative action filed a petition with the Judicial Council of California to coordinate the cases in Santa Clara County Superior Court. The petition was granted on July 13, 2005 and the actions had since been coordinated and consolidated before Judge Komar in Santa Clara Superior Court, under the consolidated caption, Sipex Derivative Cases , Judicial Council Coordination Proceeding No. 4431, Lead Case No 1-05-CV-038114.

On January 23, 2006, the Court approved the settlement of the stockholder derivative action. The settlement provided for a payment of $300,000 to the plaintiffs, pursuant to the terms of the settlement agreement, and the adoption of certain corporate governance measures and the payment of attorneys’ fees and expenses to the derivative plaintiff’s counsel, all of which were funded entirely by proceeds from the Company’s directors’ and officers’ insurance policy.

Government Investigations

On February 18, 2005, Sipex announced that the Securities and Exchange Commission (the “SEC”) had commenced a formal investigation into the same matters as those that were the subject of Sipex’s previously announced internal investigation into the Company’s financial and transactional records with regard to revenue recognition for the years ended December 31, 2003 and January 1, 2005. On September 20, 2006, the Company received a notification from the staff of the SEC that the investigation had been terminated, and no enforcement was recommended to the SEC with respect to Sipex.

DiPietro v. Sipex

In April 2003, Plaintiff Frank DiPietro (former CFO of Sipex Corp.) brought an action against Sipex for his severance benefits. Sipex counterclaimed for approximately $150,000 which was owed under a promissory note signed by Mr. DiPietro. In August 2004, Sipex filed two motions for summary judgment (one for Mr. DiPietro’s

SIPEX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

claims against it and one for its counterclaim against Mr. DiPietro under the promissory note). In June 2005, the Middlesex Superior Court granted both Sipex’s Motions for Summary Judgment. As a result, Mr. DiPietro was ordered to pay Sipex $149,486 plus costs and interest which has now appreciated to approximately $222,000 as of December 30, 2006. Interest is added to this amount at twelve (12%) percent per year. Mr. DiPietro filed a notice of appeal on July 19, 2005. In addition, the court has required Mr. DiPietro to post a bond in the amount of $150,000. On December 12, 2006, Sipex appeared before the Appeals Court, for oral arguments.

Sipex v. Lestina

On or about October 26, 2006, Sipex initiated an arbitration proceeding before the American Arbitration Association against one of its distributors, Lestina International. Sipex’s Demand For Arbitration alleges that Lestina breached the Distributor Agreement between Sipex and itself by, inter alia, failing to make timely payments on invoices resulting in a $281,667 unpaid balance, plus interest, owing to Sipex. The Demand also seeks attorneys’ fees and costs of suit.

On or about January 15, 2007, Lestina filed an Answer denying the allegations of Sipex’s Demand and, at the same time, filed its Cross-Complaint for Damages against Sipex in the same arbitration proceeding. In the Cross-Complaint, Lestina asserts, inter alia, that Sipex breached the Distributor Agreement by failing to fulfill all outstanding orders placed by Lestina prior to that Agreement’s termination, and that Sipex committed other acts constituting interference with Lestina’s contractual relations and negligent misrepresentation. Lestina seeks damages in an amount according to proof at trial, attorneys’ fees and costs.

The arbitration is in its early stages, no discovery has taken place. The arbitration hearing has been set to commence on July 25, 2007. The Company believes that its claims against Lestina have merit and that Sipex has meritorious defenses to the claims alleged by Lestina in the Cross-Complaint, and the Company intends to defend against those claims vigorously.

Other Contingencies

Under the terms and conditions of the Company’s sales agreements, Sipex has offered limited intellectual property indemnification to its customers. The indemnity limits the time within which an indemnification claim can be made and the amount of the claim. It is not possible to determine the maximum potential amount due to the limited history of prior indemnification claims and the unique facts and circumstances involved in each particular situation. Historically, payments made by the Company for this type of claim have not had a material impact on its operating results or financial position.

SIPEX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 15. Valuation and Qualifying Accounts

The Company had the following activities for the allowance for sales returns and allowances and bad debt reserves (in thousands):

	Sales Returns and Allowances	Bad Debt Reserves	Total A/R Allowances
Balances at December 31, 2003	$143	$200	$343
Provisions	1,355	(32)	1,323
Charged to other account	350	—	350
Deductions	(489)	(113)	(602)

Balances at January 1, 2005	1,359	55	1,414
Provisions	1,173	311	1,484
Charged to other account	53	—	53
Deductions	(1,485)	(117)	(1,602)

Balances at December 31, 2005	1,100	249	1,349
Provisions	989	(80)	909
Charged to other account	282	—	282
Deductions	(1,568)	(115)	(1,683)

Balances at December 30, 2006	$803	$54	$857

The increases in sales returns and allowances in 2005 and 2004 primarily reflect added provisions for general and specific future returns and allowances from customers as well as price reductions on the Company’s products sold to Future, a related party, under an exclusive distribution agreement. The decrease in sales returns and allowances in 2006 was primarily due to a reduction in the rate of sales returns and allowances.

Note 16. Segment Information and Major Customers

The Company’s Chief Executive Officer (“CEO”) is considered to be the Company’s chief operating decision maker. The Company has organized its operations based on a single operating segment: the development and delivery of high performance analog integrated circuits that are used primarily by original equipment manufacturers operating in the computing, communications and networking infrastructure markets. The CEO reviews financial information presented on a consolidated basis accompanied by disaggregated information about revenues by product family and geographic region for purposes of making operating decisions and assessing financial performance. The disaggregated revenue information reviewed on a product family basis by the CEO includes the interface, power management and optical storage families along with other legacy product families.

The disaggregated information reviewed on a product line basis by the CEO is as follows (in thousands):

	2006	2005	2004
Interface	$44,550	$38,477	$39,622
Power Management	22,780	19,027	21,223
Optical Storage	11,339	14,620	13,824
Other*	81	550	784

Total net sales	$78,750	$72,674	$75,453

*	Mainly legacy and other discontinued products.

SIPEX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Although Sipex has operations in Malaysia, China, Taiwan, Japan, South Korea, Germany, Canada and Belgium, substantially all the Company’s operations and long-lived assets reside in the United States.

The Company markets its products primarily from its operations in the United States. International sales are made primarily to customers in Asia and Europe. Information regarding the Company’s net sales derived from products shipped to different geographic regions is as follows (in thousands):

	2006	2005	2004
United States	$16,078	$14,704	$15,203
China	12,790	8,606	7,085
Japan	12,158	16,859	18,520
Singapore	12,058	9,381	9,391
United Kingdom	11,713	11,137	9,220
Taiwan	5,040	6,253	8,654
Asia, other than Japan, Taiwan, Singapore, and China	4,998	1,604	1,997
Germany	1,426	1,413	1,550
France	602	1,421	2,473
Rest of the World	1,887	1,296	1,360

Total net sales	$78,750	$72,674	$75,453

Major customers who accounted for 10% or more as a percentage of total gross accounts receivable are as follows:

	2006	2005
Future Electronics, Inc., a related party	15%	44%
Jetronic Technology	11%	*	%

*	Less than 10%

Major customers who accounted for 10% or more as a percentage of total net sales are as follows:

	2006	2005	2004
Future Electronics, Inc., a related party	43%	44%	39%
Microtek, Inc.	* %	10%	17%
Komatsu	11%	* %	* %

*	Less than 10%

SIPEX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 17. Quarterly Data (Unaudited)

Following are summaries of quarterly consolidated operating results and per share data for the years ended December 30, 2006 and December 31, 2005. Net loss per share is based on the weighted average common and common equivalent shares outstanding during the quarter. Therefore, the total of net loss per share for the four quarters, when added from the following table, may differ from the net loss per share for the respective total years reported elsewhere in this report.

	Quarters Ended
	December 30, 2006	September 30, 2006	July 1, 2006	April 1, 2006
	(In thousands, except per share data)
Fiscal 2006
Net sales	$18,859	$21,024	$21,013	$17,854
Gross profit (loss)	(516)	6,196	3,866	(195	)(2)
Net loss	(14,278)	(6,299)	(6,858)	(13,799	)(2)
Net loss per common share—basic and diluted	(0.80)	(0.35)	(0.39)	(0.78)

	Quarters Ended
	December 31, 2005		October 1, 2005	July 2, 2005		April 2, 2005
	(In thousands, except per share data)
Fiscal 2005
Net sales	$17,242		$17,373	$18,332		$19,727
Gross profit	501	(2)	4,626	3,245		5,377
Net loss	(11,693	)(2)	(5,161)	(16,211	)(1)	(5,042)
Net loss per common share—basic and diluted	(0.66)		(0.29)	(0.91)		(0.28)

(1)	As described in Note 3, in the second quarter of 2005, the Company recognized a $9.4 million impairment charge for its long-lived assets, based upon changes in the planned use for its wafer fabrication assets.
(2)	As described in Note 5, in the fourth quarter of 2005, the Company reduced the remaining estimated depreciation life for its headquarters building and related improvements from 25 years to approximately four months based upon its decision to sell the facility, resulting in an increase in depreciation expense of $6.5 million (including $4.3 million included in cost of sales) and in the first quarter of 2006 of $6.7 million (with $4.5 million included in cost of sales).

Note 18. Subsequent Events

On January 30, 2007, Sipex’s stockholders at a special meeting of stockholders approved a 1-for-2 reverse stock split. The reverse split became effective at 1:31 p.m. Pacific Standard Time on February 23, 2007. The par value of the common stock was not affected by the reverse stock split and remains at $0.01 per share. Consequently, on the Company’s balance sheet, the aggregate par value of the issued common stock was reduced by reclassifying the par value amount of the eliminated shares of common stock to additional paid-in capital in the Company’s consolidated balance sheet. The Company has paid cash in lieu of any fractional shares to which a holder of common stock would otherwise be entitled as a result of the reverse stock split. The number of authorized shares of common stock remains unchanged.

On March 29, 2007, the Company entered into a Securities Purchase Agreement with Rodfre, an affiliate of Future, Sipex’s largest distributor worldwide and an affiliate of its largest stockholder (Alonim Investment Inc.), to provide an unsecured promissory note facility of up to $10.0 million. This facility expires, and the borrowings and accrued interest under any notes issued under this facility are due and payable, on June 30, 2008, or upon certain other events such as a change of control. Borrowings under this promissory note facility bear interest of 9% per annum subject to an increased interest rate of up to 20% in case of default or after maturity. This promissory note facility is subordinate to the Company’s Loan and Security Agreement with Silicon Valley Bank and to its 5.5% Redeemable Convertible Senior Notes due 2026.

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

The following unaudited pro forma combined condensed financial statements are based on the historical financial statements of Exar and Sipex after giving effect to the acquisition of Sipex by Exar using the purchase method of accounting and applying the assumption and adjustments described in the accompanying notes.

The unaudited pro forma combined condensed statements of operations for the three months ended June 30, 2007 and the twelve months ended March 31, 2007 are presented as if the merger had occurred on April 1, 2006. The unaudited pro forma combined condensed balance sheet is presented as if the merger had occurred on June 30, 2007. You should read this information in conjunction with the:

•	accompanying notes to the Unaudited Pro Forma Combined Condensed Financial Statements;

•

separate unaudited historical financial statements of Exar as of and for the three month period ended June 30, 2007, included in the Exar’s quarterly report on Form 10-Q for the three months ended June 30, 2007;

•	separate historical financial statements of Exar as of and for the fiscal year ended March 31, 2007, included in the Exar annual report on Form 10-K for the fiscal year ended March 31, 2007; and

•	separate historical financial statements of Sipex as of and for the three and six months ended June 30, 2007; and the fiscal year ended December 31, 2006, which are included in Item 9.01(a).

The pro forma information presented is for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have been realized if the merger had been completed on the dates indicated, nor is it indicative of future operating results or financial position. The pro forma adjustments are based upon available information and certain assumptions that Exar believes are reasonable.

The unaudited pro forma combined condensed financial statements do not include the effects of:

•	any gross margin improvement in the future quarters due to scale and leveraging of Exar and Sipex supply chains;

•	any operating efficiencies or cost savings; or

•

cash expenditures for restructuring, which cannot be reasonably estimated at this time as planning for these activities has not been completed and their impact cannot be fully determined at this time (See Note 3).

Pursuant to the purchase method of accounting, the total estimated purchase price, calculated as described in Note 1 to these unaudited pro forma combined condensed financial statements, has been preliminarily allocated to assets acquired and liabilities assumed based on their respective fair values. Exar’s management has determined the preliminary fair value of the intangible assets and tangible assets acquired and liabilities assumed at the pro forma balance sheet date. The fair value of unearned stock compensation was based on a price of $13.97 per Exar share. Any differences between the fair value of the consideration issued and the fair value of the assets acquired and liabilities assumed is now recorded as goodwill. Since these unaudited pro forma combined condensed financial statements have been prepared based on preliminary estimates of fair values attributable to the merger, the actual amounts recorded for the merger may differ materially from the information presented. These allocations are subject to change pending further review of the fair value of the assets acquired and liabilities assumed as well as the impact of potential restructuring activities and actual transaction costs. Additionally, the fair value of assets acquired and liabilities assumed may be materially impacted by the results of Sipex’s operations up to August 25, 2007.

The final valuation associated with unearned compensation related to stock options held by Sipex employees is calculated as of August 25, 2007. Based on the fair value of Exar common stock beginning two days before and two days after the announcement date of the merger of $13.97 per share, the amount of the compensation charge Exar would record associated with current Sipex employees would be approximately $2.8 million in the first year after the closing of the merger with the remaining $2.7 million recorded over the second, third and fourth years after the closing of the merger.

Exar and Sipex have different fiscal year ends, which end on March 31, 2007 and December 30, 2006, respectively.

The unaudited pro forma combined condensed statement of operations for the three months ended June 30, 2007 has been derived from:

•	the unaudited historical condensed consolidated statements of operations of Exar for the three months ended June 30, 2007; and

•	the unaudited historical condensed consolidated statement of operations of Sipex for the three months ended June 30, 2007.

The unaudited pro forma combined condensed statement of operations for the twelve months ended March 31, 2007 has been derived from:

•	the audited historical consolidated statement of operations of Exar for the fiscal year ended March 31, 2007; and

•	the unaudited historical condensed consolidated statement of operations of Sipex for the twelve months ended March 31, 2007.

The unaudited pro forma combined condensed balance sheet as of June 30, 2007 has been derived from:

•	the unaudited historical condensed consolidated balance sheet of Exar as of June 30, 2007; and

•	the unaudited historical condensed consolidated balance sheet of Sipex as of June 30, 2007.

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

	Historical		Pro Forma Adjustments		Pro Forma Combined
	Exar	Sipex
	Three Months Ended June 30,
	2007	2007
	(In thousands, except per share amounts)
Net sales:
Net sales	$17,101	$9,857	$(3,702	)(a)	$23,256
Net sales, related party	—	8,562	3,702	(a)	12,264

Total net sales	17,101	18,419	—		35,520

Cost of sales:
Product cost of sales	5,504	8,177	(1,105	)(b)	12,576
Product cost of sales, related party	—	6,241	1,073	(b)	7,314
Amortization of purchased intangible assets	240	—	2,203	(c)	2,443

Total cost of sales	5,744	14,418	2,171		22,333

Gross profit	11,357	4,001	(2,171)		13,187

Operating expenses:
Research and development	6,058	3,431	(31	)(d)	9,458
Selling, general and administrative	5,531	7,765	(186	)(e)	13,110
Restructuring	—	(103)	—		(103)
Amortization of intangible assets	—	—	471	(f)	471

Total operating expenses	11,589	11,093	254		22,936

Loss from operations	(232)	(7,092)	(2,426)		(9,750)

Other income, net:
Interest income and other, net	4,497	60	—		4,557
Interest expense	—	(897)	555	(g)	(343)

Total other income, net	4,497	(837)	555		4,215

Income before income taxes	4,265	(7,929)	(1,871)		(5,535)
Provision (benefit) for income taxes	(346)	51	(179	)(h)	(474)

Net income (loss)	$4,611	$(7,980)	$(1,692)		$(5,061)

Earnings (loss) per share:
Basic earnings (loss) per share	$0.13				$(0.10)

Diluted earnings (loss) per share	$0.13				$(0.10)

Shares used in the computation of earnings per share:
Basic	35,998		16,459	(i)	52,457

Diluted	36,134		16,323	(i)	52,457

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

	Historical		Pro Forma Adjustments		Pro Forma Combined
	Exar	Sipex
	Twelve Months Ended March 31,
	2007	2007
	(In thousands, except per share amounts)
Net sales:
Net sales	$68,502	$44,188	$(13,922	)(a)	$98,768
Net sales, related party	—	33,567	13,922	(a)	47,489

Total net sales	68,502	77,755	—		146,257

Cost of sales:
Product cost of sales	21,008	37,998	(3,578	)(b)	55,428
Product cost of sales, related party	—	25,772	3,622	(b)	29,394
Amortization of purchased intangible assets	960	—	8,813	(c)	9,773

Total cost of sales	21,968	63,770	8,857		94,595

Gross profit	46,534	13,985	(8,857)		51,662

Operating expenses:
Research and development	25,838	15,522	(596	)(d)	40,764
Selling, general and administrative	24,925	27,594	(209	)(e)	52,310
Restructuring	—	1,619	—		1,619
Impairment of fixed assets	—	12	—		12
Amortization of intangible assets	—	—	1,886	(f)	1,886

Total operating expenses	50,763	44,747	1,081		96,591

Loss from operations	(4,229)	(30,762)	(9,938)		(44,929)

Other income, net:
Interest income and other, net	16,526	844	—		17,370
Interest expense	—	(3,697)	2,402	(g)	(1,295)
Other-than-temporary loss on long-term investments	(957)	—	—		(957)

Total other income, net	15,569	(2,853)	2,402		15,118

Income before income taxes	11,340	(33,615)	(7,536)		(29,811)
Provision (benefit) for income taxes	3,316	110	(2,981	)(h)	445

Net income (loss)	$8,024	$(33,725)	$(4,555)		$(30,256)

Earnings (loss) per share:
Basic earnings (loss) per share	$0.22				$(0.57)

Diluted earnings (loss) per share	$0.22				$(0.57)

Shares used in the computation of earnings per share:
Basic	36,255		16,459	(i)	52,714

Diluted	36,480		16,234	(i)	52,714

UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

	Historical		Pro Forma Adjustments		Pro Forma Combined
	Exar	Sipex
	June 30,
	2007	2007
	(In thousands)
ASSETS

Current assets:
Cash, cash equivalents and short-term investments	$353,571	$3,442	$—		$357,013
Accounts receivable, net	5,862	5,427	(969	)(j)	10,320
Accounts receivable, related party, net	—	2,069	969	(j)	3,038
Inventories	4,714	11,356	2,231	(k)	18,301
Prepaid expenses and other current assets	6,987	1,914	3,206	(l)	12,107

Total current assets	371,134	24,208	5,437		400,779

Property, plant and equipment, net	24,630	19,301	865	(m)	44,796
Restricted cash—noncurrent	—	58	—		58
Goodwill	5,190	—	163,641	(n)	168,831
Intangible assets, net	5,185	—	60,400	(n)	65,585
Other non-current assets	12,998	204	(12,271	)(o)	931

Total assets	$419,137	$43,771	$218,072		$680,980

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	$8,985	$22,615	$1,727	(p)	$33,327
Long-term obligations	853	39,279	(25,061	)(q)	15,071

Total liabilities	9,838	61,894	(23,334)		48,398

Stockholders’ equity:
Common stock	452,946	239,253	1,895	(r)	694,094
Accumulated other comprehensive loss	(97)	(19)	19	(r)	(97)
Retained earnings (accumulated deficit)	103,010	(257,357)	239,492	(r)	85,145
Treasury stock	(146,560)	—	—		(146,560)

Total stockholders’ equity	409,299	(18,123)	241,406		632,582

Total liabilities and stockholders’ equity	$419,137	$43,771	$218,072		$680,980

1. Basis of Presentation

On May 7, 2007, Exar and Sipex entered into a definitive merger agreement under which Sipex will become a wholly-owned subsidiary of Exar in a transaction to be accounted for using the purchase method of accounting. The total estimated purchase price of approximately $250.7 million is comprised of Exar common stock; assumed stock options, assumed stock warrants and the conversion of the Sipex convertible notes as part of the acquisition; and direct transaction costs. The transaction closed on August 25, 2007 and management is in the process of finalizing purchase accounting.

The unaudited pro forma combined condensed balance sheet is presented to give effect to the merger as if the transaction had been consummated on June 30, 2007. The unaudited pro forma combined condensed statements of operations are presented as if the transaction had been consummated on April 1, 2006. The unaudited pro forma combined condensed balance sheet provides for the issuance of approximately 16.5 million shares of Exar common stock, based upon a fixed exchange ratio of 0.6679 shares of Exar common stock for each outstanding share of Sipex common stock as of August 25, 2007. All Sipex convertible notes outstanding at June 30, 2007 were converted into Sipex common stock prior to August 25, 2007. Conversion of one-half of the Sipex convertible notes were required under the Lock-Up and Standstill Agreement dated May 7, 2007 between Exar and Rodfre Holdings LLC, an affiliate of Future Electronics (which requires Rodfre to convert all of its outstanding Sipex convertible notes representing one-half of the total amount of Sipex convertible notes outstanding into Sipex common stock immediately prior to the merger). Future Electronics is a related party and its affiliates own approximately 8.6 million shares or 46% of Sipex’s outstanding common stock as of March 31, 2007. Sipex has a distribution agreement that provides for Future Electronics to act as the Company’s sole distributor for certain products within North America and Europe. On August 24, 2007 the remaining one-half of the Sipex convertible notes were converted by certain non-affiliates. Under the purchase method of accounting, the fair value of the total consideration was determined using an average of Exar’s closing share prices beginning two days before and ending two days after May 8, 2007, the date on which the merger was announced or $13.97 per share. Based on a fixed exchange ratio of 0.6679 shares of Exar common stock for each outstanding share of Sipex common stock and the total number of Sipex options outstanding at August 25, 2007, Exar assumed Sipex options covering an equivalent of approximately 2.2 million shares of Exar common stock.

The fair value of the stock options was determined using the Black-Scholes option pricing model and the following assumptions: fair value of Exar common stock of $13.97, expected volatility of 21% to 30%, expected life of one to four years, risk-free interest rate of 4.30% to 4.37%, and the expected dividend yields of 0%. The fair value of the unvested assumed options was calculated using the SFAS 123(R) requirement to include a forfeiture rate assumption of which Exar used a rate of 3% to 5%.

Estimated fair value of Exar common shares to be issued	$229,999
Estimated fair value of options and warrants assumed	16,639
Estimated direct acquisition costs	4,038

Total estimated purchase price	$250,676

Preliminary Estimated Purchase Price Allocation

The preliminary allocation of the purchase price to Sipex’s tangible and identifiable intangible assets acquired and liabilities assumed was based on their estimated fair values. The fair value of unearned stock compensation was based on the fair value of Exar common stock beginning two days before and ending two days after May 8, 2007. The valuation of these tangible and identifiable intangible assets and liabilities is preliminary and is subject to further management review and may change materially. Further adjustments to these estimates may be included in the final allocation of the purchase price of Sipex, if the adjustment is determined within the purchase price allocation period (up to twelve months from the closing date).

The excess of the purchase price over the tangible and identifiable intangible assets acquired and liabilities assumed has been allocated to goodwill. The combination is expected to significantly enhance Exar’s prospects by creating meaningful scale and greater opportunities for growth in the communications, consumer, and industrial markets, within the high margin, mixed signal semiconductor market. Exar believes its leadership in communications based connectivity products is synergistic to the interface and power business at Sipex. In addition, the transaction could result in significant cross-selling opportunities, particularly in Asia. Lastly, it is expected to provide an opportunity for the combined company to have a distributed, low-cost workforce closer to the customer base. These factors primarily contributed to a purchase price in excess of the fair value of the net tangible assets of Sipex acquired that resulted in goodwill. In accordance with Statement and Financial Accounting No. 142, “Goodwill and Other Intangible Asset,” goodwill is not amortized but will be tested for impairment at least annually. Exar can provide no assurance that the amount of goodwill reflected in these pro forma financial statements will not change as a result of changes to the allocation of the purchase price as management completes its review and analysis of Sipex.

The total purchase price of approximately $250.7 million does not include the effect of restructuring activities because the plan is preliminary and is subject to change.

The estimated purchase price has been allocated as follows (in thousands):

As of June 30, 2007
Tangible net assets acquired	$12,345
Identifiable intangible assets	60,400
In-process research and development	8,800
Unearned stock compensation	5,490
Goodwill	163,641

Total estimated purchase price	$250,676

Tangible assets acquired and liabilities assumed

Exar has estimated the fair value of tangible assets acquired and liabilities assumed. Some of these estimates are subject to change; particularly those estimates relating to inventory, deferred taxes, and property plant and equipment. These estimates are based on a preliminary valuation and are subject to further review by management, which may result in material adjustments. Furthermore, the fair values of the assets acquired and liabilities assumed may be affected and materially changed by the results of Sipex’s operations and changes in market values up to the closing date of the merger. In addition, the unaudited pro forma combined condensed financial statements do not reflect adjustments to liabilities that will result from expected restructuring activities after the merger closes, as planning for these activities is still in the early stages and therefore, the resulting costs cannot be fully estimated at present.

Identifiable intangible assets

A preliminary estimate of $60.4 million has been allocated to identifiable intangible assets. Based on initial estimates that are subject to change, Exar management expects the identifiable intangible asset categories to include (in millions):

Existing technology	$41.0
Patents/core technology	7.9
Customer backlog	0.2
Customer relationships	4.1
Distributor relationships	6.6
Trade name/trademarks	0.6

Total identifiable intangible assets	$60.4

The estimated fair value attributed to existing technology, which is related to Sipex’s existing products in Power Management, Interface, and Optical Storage product families, was determined based on an estimate of the discounted cash flow forecast utilizing an 16% discount rate. The remaining useful life was estimated to be six years based on consideration of historical experience with the rate of change of technology in various industry segments, analysis of the current product roadmap, and the projected pattern of undiscounted cash flows.

The estimated fair value of the acquired patents/core technology, which is related to a combination of patented and proprietary core architectures, was determined based on a variation of the income approach, known as the royalty savings method. The estimated royalty savings were determined using an assumed royalty rate of 3% of revenue and a discount rate of 19%. The remaining useful lives were estimated to be five years based on consideration of historical experience with the rate of change of technology in the various industry segments, analysis of the life cycles of the existing and IPR&D products that will leverage the patents/core technology, and the projected pattern of undiscounted cash flows.

The estimated fair value attributed to customer relationships, which are related to Sipex’s established distributor and to a lesser extent direct customer relationships, was estimated based on a discounted cash flow forecast using a 16% and 21% discount rates. The remaining useful life was estimated to be six to seven years based on consideration of historical experience with customer attrition and design wins, and the projected pattern of undiscounted cash flow.

The estimated fair value of the trade name/trademarks was determined based on a variation of the income approach, known as the royalty savings method. The estimated royalty savings were determined using an assumed royalty rate of 0.5% of revenue and a discount rate of 16%. The remaining useful life was estimated to be three years based on consideration of historical experience with the rate of change of technology in the various product segments and potential for future brand migration.

In-process research and development

In-process research and development, or IPRD, represents Sipex’s research and development projects that had not reached technological feasibility and had no alternative future use when acquired. Using the income approach to value the IPRD, Exar estimates that $8.8 million of the purchase price represents purchased in-process technology. This is a preliminary estimate that is subject to change. Due to its non-recurring nature, the IPRD expense has been excluded from the unaudited pro forma combined condensed statements of operations. The IPRD cost will be expensed in Exar’s condensed consolidated statement of operations in Exar’s quarter ended September 30, 2007.

The in-process technology relates to development projects currently underway at Sipex regarding its Interface and Power Management product families. Within Interface, specific projects relate to new products in its Multiprotocol and RS 485 families. Within Power Management, development activities relate to the commercialization of its Digital Power technology, LED Drivers, DC-DC Regulators and Controllers. All of these projects require further development and testing to bring up to full volume production. IPR&D projects for Interface is expected to require $0.9 million to complete with expected revenue generation beginning late in calendar year 2007. IPR&D projects for Power Management is expected to require $2.2 million to complete with expected revenue generation beginning late in calendar year 2007.

The preliminary estimate of the IPR&D of $8.8 million was determined by using the sum of the discounted expected future cash flows attributable to the in-process technology, taking into account the stage of completion, estimated costs to complete, utilization of patents and core technology, the risks related to successful completion, and the markets served. The cash flows derived from the IPR&D were discounted at discount rates ranging from 25% to 40%. The percentage of completion for these projects ranged from 20% to 82%.

If the projects discussed above are not successfully developed, the sales and profitability of the combined company may be adversely affected in future periods.

2. Pro forma adjustments

The following pro forma adjustments are included in the unaudited pro forma combined condensed statements of operations and the unaudited pro forma combined condensed balance sheet:

(a) Adjustments associated with related party net sales (in thousands):

	Three Months Ended June 30, 2007	Twelve Months Ended March 31, 2007
Reclassification of certain Exar net sales as net sales, related party	$(3,702)	$(13,922)
Reclassification of certain Exar net sales as net sales, related party	3,702	13,922

	$—	$—

(b) Adjustments to cost of sales (in thousands):

	Three Months Ended June 30, 2007	Twelve Months Ended March 31, 2007
Reclassification of certain Exar cost of sales as cost of sales, related party	$(1,086)	$(3,605)
To eliminate share based compensation expense recorded by Sipex under SFAS 123-(R), “Share-Based Payment” (“SFAS 123(R)”)	(74)	(196)
To record amortization of unearned compensation related to Sipex options assumed	55	223

Total	$(1,105)	$(3,578)

	Three Months Ended June 30, 2007	Twelve Months Ended March 31, 2007
To reclassify cost of sales to related party to cost of sales	$1,086	$3,605
To eliminate share based compensation expense recorded by Sipex under SFAS 123-(R)	(50)	(131)
To record amortization of unearned compensation related to Sipex options assumed	37	148

Total	$1,073	$3,622

(c) Adjustments to amortization of purchased intangible assets (in thousands):

	Three Months Ended June 30, 2007	Twelve Months Ended March 31, 2007
To record amortization of identified intangibles assets	$2,203	$8,813

(d) Adjustments to research and development (in thousands):

	Three Months Ended June 30, 2007	Twelve Months Ended March 31, 2007
To eliminate share based compensation expense recorded by Sipex under SFAS 123-(R)	$(142)	$(1,112)
To record amortization of unearned compensation related to Sipex options assumed	111	516

Total	$(31)	$(596)

(e) Adjustments to expenses for selling, general and administrative (in thousands):

	Three Months Ended June 30, 2007	Twelve Months Ended March 31, 2007
To eliminate share based compensation expense recorded by Sipex under SFAS 123-(R)	$(666)	$(2,175)
To record amortization of unearned compensation related to Sipex options assumed	459	1,884
To record depreciation expense relating to the increase in the fair value of Sipex’s building	21	82

Total	$(186)	$(209)

(f) Adjustments to amortization of intangibles (in thousands):

	Three Months Ended June 30, 2007	Twelve Months Ended March 31, 2007
To record amortization of identified intangibles assets	$471	$1,886

(g) Included in the adjustments to interest expense is an adjustment to eliminate Sipex interest expense associated with the Sipex convertible notes held by Rodfre Holdings LLC and others, incurred during the period form April 1, 2006 through March 31, 2007 and April 1, 2007 to June 30, 2007.

The adjustments to interest expense (in thousands):

	Three Months Ended June 30, 2007	Twelve Months Ended March 31, 2007
To record interest expense on the increase in basis of Sipex’s lease financing obligation	$(11)	$(42)
To reduce interest expense related to the conversion of convertible senior notes	565	2,444

Total	$555	$2,402

(h) The pro forma income taxes adjustment reflects foreign and state taxes on a combined basis, which could not be reduced by jurisdictional net operating losses and tax credits. The adjustment is as follows (in thousands):

	Three Months Ended June 30, 2007	Twelve Months Ended March 31, 2007
To record income taxes on a combined basis	$(179)	$(2,981)

(i) The pro forma number of shares used in the basic and diluted per share calculations for the twelve months ended March 31, 2007 reflects the weighted average number of shares of Exar common stock for the period presented combined with the number of shares of outstanding Sipex common stock at August 25, 2007, adjusted to reflect the exchange ratio of 0.6679 of a share of Exar common stock for each share of Sipex common stock.

(j) Adjustments to accounts receivable to reflect related party transactions (in thousands):

As of June 30, 2007
To reclassify Exar’s net accounts receivable to accounts receivable related party	$(969)
To reclassify Exar’s net accounts receivable to accounts receivable related party	969

Total	$—

(k) Adjustments to inventories (in thousands):

As of June 30, 2007
To record the fair value adjustments for inventory acquired from Sipex	$2,231

(l) On a combined basis, the combined company would have incurred cumulative losses in recent years. Exar determined that this negative evidence was sufficient enough to conclude that it was more likely than not that the net deferred tax asset (“DTA”) except for those DTAs which would be utilized as a result of the future reversals of existing taxable temporary differences (e.g., deferred tax liabilities related to non-goodwill intangibles and other temporary differences) would not be realizable. Accordingly, the pro forma adjustments herein and in (o) below reflect sufficient valuation allowance so that the combined balance sheet reflects no net deferred tax asset or liability as of June 30, 2007. Adjustment to prepaid expenses and other current assets (in thousands):

As of June 30, 2007
To record a valuation allowance on Exar’s current deferred tax assets	$(697)
To record the release of valuation allowance to offset identifiable intangible deferred tax liability	3,903

Total	$3,206

(m) Adjustment to property, plant and equipment (in thousands):

As of June 30, 2007
To record the fair value adjustment of land and building	$865

(n) Adjustments to goodwill and intangible assets (in thousands):

As of June 30, 2007
To record the preliminary purchase price allocation to goodwill	$163,641
To record the preliminary purchase price allocation to intangible assets	60,400

Total	$224,041

(o) Adjustments to other non-current assets (in thousands):

As of June 30, 2007
To record a valuation allowance on Exar’s non-current deferred tax assets	$(8,368)
To record a deferred tax liability on acquired non-goodwill intangibles netted against deferred tax asset herein	(28,391)
To record the release of valuation allowance to offset identifiable intangible deferred tax liability	24,488

Total	$(12,271)

(p) Included in current liability adjustments is an adjustment to eliminate Sipex’s deferred income because, in accordance with EITF 01-3 “Accounting in a Business Combination for Deferred Revenue of an Acquiree,” a legal performance obligation is not being assumed by Exar with respect to product held by Sipex’s distributors at the time of the acquisition. The current liabilities adjustments also include an adjustment to record the estimated liability assumed by Exar related to price protection and stock rotation rights, to which the distributors are entitled for Sipex products held by the distributors at the time of the acquisition.

Adjustment to current liabilities (in thousands):

As of June 30, 2007
To record the accrual of direct acquisition related costs included in the purchase price	$4,038
To record accrual of Sipex’s transaction costs	2,700
To eliminate Sipex’s deferred income, related party	(5,248)
To eliminate Sipex’s deferred income	(2,014)
To record the liability associated with price protection and returns associated with Sipex distributor inventory	2,251

Total	$1,727

(q) The adjustments to long-term obligations (in thousands):

As of June 30, 2007
To record the fair value adjustment for the lease financing obligation	$1,163
To reflect the conversion of Sipex’s convertible notes	(26,224)

Total	$(25,061)

(r) Adjustments to shareholders’ equity (in thousands):

As of June 30, 2007
To record the fair value of Exar common shares issued	$229,999
To record the fair value of Sipex options and warrants assumed	11,149
To record the immediate write-off of IPRD	(8,800)
To record the valuation allowance against Exar deferred tax assets	(9,065)
To eliminate Sipex stockholders’ equity	(12,345)

Total	$210,938

3. Restructuring costs related to post-merger Exar activities

As part of combining the two companies, Exar expects to incur significant restructuring costs during the year commencing with the closing of the merger. The unaudited pro forma combined condensed financial statements do not reflect adjustments related to these restructuring costs, as management of Exar has not finalized restructuring activities and therefore, estimates of these costs cannot be determined at this time. Certain liabilities associated with these restructuring activities will be recognized in the opening balance sheet in accordance with EITF Issue No. 95-3, “Recognition of Liabilities in Connection with a Purchase Business Combination” and will result in an increase in goodwill.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EXAR CORPORATION

(Registrant)

Date: November 5, 2007	By:	/s/ J. Scott Kamsler
	Name:	J. Scott Kamsler
	Title:	Senior Vice President and Chief Financial Officer

Exhibit Index

Exhibit Number	Document
23.1	Consent of Independent Registered Public Accounting Firm